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                                                                  EXECUTION COPY

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                             GROCERS CAPITAL COMPANY

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                                   $10,000,000


                                CREDIT AGREEMENT


                         Dated as of September 20, 1996



                        ---------------------------------





                            NATIONAL COOPERATIVE BANK


                                      AGENT






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                                TABLE OF CONTENTS


                                                                            Page

                                    ARTICLE I
                                   DEFINITIONS

     1.1  Certain Defined Terms. . . . . . . . . . . . . . . . . . . . . . .   1
     1.2  Accounting Terms; GAAP Changes . . . . . . . . . . . . . . . . . .  17
          (a)  Accounting Terms. . . . . . . . . . . . . . . . . . . . . . .  17
          (b)  GAAP Changes. . . . . . . . . . . . . . . . . . . . . . . . .  17
     1.3  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                   ARTICLE II
                                    THE LOANS

     2.1  The Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          (a)  Borrowing Availability. . . . . . . . . . . . . . . . . . . .  18
          (b)  Payment of Overadvance. . . . . . . . . . . . . . . . . . . .  18
     2.2  Borrowing Procedure. . . . . . . . . . . . . . . . . . . . . . . .  18
          (a)  Date of Borrowing . . . . . . . . . . . . . . . . . . . . . .  18
          (b)  Notice of Borrowing . . . . . . . . . . . . . . . . . . . . .  19
          (c)  Telephonic Notice . . . . . . . . . . . . . . . . . . . . . .  19
     2.3  Conversion or Continuation Requirements. . . . . . . . . . . . . .  19
          (a)  Option to Convert or Continue . . . . . . . . . . . . . . . .  19
          (b)  Notice of Conversion or Continuation. . . . . . . . . . . . .  19
          (c)  Telephonic Notice . . . . . . . . . . . . . . . . . . . . . .  20
          (d)  Irrevocable Notice. . . . . . . . . . . . . . . . . . . . . .  20
     2.4  Eurodollar Costs . . . . . . . . . . . . . . . . . . . . . . . . .  20
     2.5  Illegality; Impossibility. . . . . . . . . . . . . . . . . . . . .  21
     2.6  Disaster . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     2.7  Lending Offices. . . . . . . . . . . . . . . . . . . . . . . . . .  22
     2.8  Notes; Recordkeeping; Statements of Obligations. . . . . . . . . .  22
          (a)  Notes.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
          (b)  Recordkeeping . . . . . . . . . . . . . . . . . . . . . . . .  22
          (c)  Monthly Statements. . . . . . . . . . . . . . . . . . . . . .  22
     2.9  Loans By Lenders . . . . . . . . . . . . . . . . . . . . . . . . .  23
     2.10 Pro Rata Treatment.. . . . . . . . . . . . . . . . . . . . . . . .  23
     2.11 Payments; Application. . . . . . . . . . . . . . . . . . . . . . .  23
          (a)  Payments by Borrower. . . . . . . . . . . . . . . . . . . . .  23
          (b)  Payments From Account Debtors . . . . . . . . . . . . . . . .  23
          (c)  Application of Payments . . . . . . . . . . . . . . . . . . .  24
          (d)  Payments to Lenders . . . . . . . . . . . . . . . . . . . . .  24




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     2.12 Non-Receipt of Funds.. . . . . . . . . . . . . . . . . . . . . . .  24
     2.13 Termination of the Commitments; Repayment of the Loans . . . . . .  24
     2.14 Voluntary Commitment Reductions. . . . . . . . . . . . . . . . . .  25

                                   ARTICLE III
                       INTEREST, PAYMENTS, FEES AND TAXES

     3.1  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          (a)  Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          (b)  Overdue Payment Rate. . . . . . . . . . . . . . . . . . . . .  25
     3.2  Interest Payment Dates . . . . . . . . . . . . . . . . . . . . . .  25
          (a)  Prime Rate Loans. . . . . . . . . . . . . . . . . . . . . . .  25
          (b)  Eurodollar Rate Loans . . . . . . . . . . . . . . . . . . . .  26
          (c)  Holidays. . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     3.3  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          (a)  Unused Line Fee . . . . . . . . . . . . . . . . . . . . . . .  26
          (b)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          Agent's Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          (c)  Audit Expenses. . . . . . . . . . . . . . . . . . . . . . . .  26
     3.4  Computation of Interest and Fees . . . . . . . . . . . . . . . . .  26
     3.5  Highest Lawful Rate. . . . . . . . . . . . . . . . . . . . . . . .  27
     3.6  Increased Risk-Based Capital Cost. . . . . . . . . . . . . . . . .  27
     3.7  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          (a)  No Reduction of Payments. . . . . . . . . . . . . . . . . . .  28
          (b)  Deduction or Withholding; Tax Receipts. . . . . . . . . . . .  28
          (c)  Indemnity.. . . . . . . . . . . . . . . . . . . . . . . . . .  28
          (d)  Forms 1001 and 4224.. . . . . . . . . . . . . . . . . . . . .  28
          (e)  Mitigation. . . . . . . . . . . . . . . . . . . . . . . . . .  29

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

     4.1  Conditions Precedent to the Initial Loans. . . . . . . . . . . . .  29
          (a)  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          (b)  Loan Documents. . . . . . . . . . . . . . . . . . . . . . . .  29
          (c)  UCC Search. . . . . . . . . . . . . . . . . . . . . . . . . .  29
          (d)  Additional Closing Documents. . . . . . . . . . . . . . . . .  29
          (e)  Corporate Documents.. . . . . . . . . . . . . . . . . . . . .  30
          (f)  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . .  31
          (g)  Due Diligence and Other Matters . . . . . . . . . . . . . . .  31
          (h)  Termination of Intercompany Obligations . . . . . . . . . . .  31
     4.2  Conditions Precedent to All Loans. . . . . . . . . . . . . . . . .  31
          (a)  Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
          (b)  Borrowing Base Certificate and Collateral Reports . . . . . .  31




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          (c)  Collateral. . . . . . . . . . . . . . . . . . . . . . . . . .  32
          (d)  Material Adverse Effect.. . . . . . . . . . . . . . . . . . .  32
          (e)  Representations and Warranties; No Default. . . . . . . . . .  32
          (f)  Additional Documents. . . . . . . . . . . . . . . . . . . . .  32

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     5.1  Representations and Warranties.. . . . . . . . . . . . . . . . . .  32
          (a)  Organization and Powers.. . . . . . . . . . . . . . . . . . .  32
          (b)  Authorization; No Conflict. . . . . . . . . . . . . . . . . .  33
          (c)  Binding Obligation. . . . . . . . . . . . . . . . . . . . . .  33
          (d)  Consents. . . . . . . . . . . . . . . . . . . . . . . . . . .  33
          (e)  No Defaults.. . . . . . . . . . . . . . . . . . . . . . . . .  33
          (f)  Title to Properties; Liens. . . . . . . . . . . . . . . . . .  33
          (g)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  33
          (h)  Compliance with Environmental Laws. . . . . . . . . . . . . .  33
          (i)  Governmental Regulation.. . . . . . . . . . . . . . . . . . .  34
          (j)  ERISA.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
          (k)  Subsidiaries; Ownership.. . . . . . . . . . . . . . . . . . .  35
          (m)  Margin Regulations. . . . . . . . . . . . . . . . . . . . . .  36
          (n)  Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
          (o)  Patents and Other Rights. . . . . . . . . . . . . . . . . . .  36
          (p)  Insurance.. . . . . . . . . . . . . . . . . . . . . . . . . .  36
          (q)  Financial Statements. . . . . . . . . . . . . . . . . . . . .  36
          (r)  Liabilities.. . . . . . . . . . . . . . . . . . . . . . . . .  37
          (s)  Labor Disputes, Etc.. . . . . . . . . . . . . . . . . . . . .  37
          (t)  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . .  37
          (u)  Subordinated Debt; Other Agreements . . . . . . . . . . . . .  37
          (v)  Material Adverse Effect . . . . . . . . . . . . . . . . . . .  37
          (w)  Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                   ARTICLE VI
                                    COVENANTS

     6.1  Reporting Covenants. . . . . . . . . . . . . . . . . . . . . . . .  37
          (a)  Financial Statements and Other Reports. . . . . . . . . . . .  37
          (b)  Additional Information. . . . . . . . . . . . . . . . . . . .  39
     6.2  Financial Covenants. . . . . . . . . . . . . . . . . . . . . . . .  41
          (a)  Debt Ratio. . . . . . . . . . . . . . . . . . . . . . . . . .  41
          (b)  Minimum Tangible Net Worth. . . . . . . . . . . . . . . . . .  41
          (c)  Interest Coverage Ratio.. . . . . . . . . . . . . . . . . . .  41
     6.3  Additional Affirmative Covenants.. . . . . . . . . . . . . . . . .  41
          (a)  Preservation of Existence, Etc. . . . . . . . . . . . . . . .  41



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          (b)  Payment of Taxes. Etc.. . . . . . . . . . . . . . . . . . . .  41
          (c)  Maintenance of Insurance. . . . . . . . . . . . . . . . . . .  41
          (d)  Keeping of Records and Books of Account.. . . . . . . . . . .  42
          (e)  Inspection Rights; Audits.. . . . . . . . . . . . . . . . . .  43
          (f)  Compliance with Laws, Etc.. . . . . . . . . . . . . . . . . .  43
          (g)  Maintenance of Properties, Etc. . . . . . . . . . . . . . . .  43
          (h)  Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . .  43
          (i)  Action Under Environmental Laws.. . . . . . . . . . . . . . .  43
          (j)  Use of Proceeds.. . . . . . . . . . . . . . . . . . . . . . .  44
          (k)  NCB Stock.. . . . . . . . . . . . . . . . . . . . . . . . . .  44
          (l)  Further Assurances and Additional Acts. . . . . . . . . . . .  44
     6.4  Negative Covenants.. . . . . . . . . . . . . . . . . . . . . . . .  44
          (a)  Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . .  44
          (b)  Liens.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
          (c)  Change in Nature of Business. . . . . . . . . . . . . . . . .  45
          (d)  Restrictions on Fundamental Changes.. . . . . . . . . . . . .  45
          (e)  Sales and Leases of Assets. . . . . . . . . . . . . . . . . .  45
          (f)  Loans and Investments.. . . . . . . . . . . . . . . . . . . .  46
          (g)  Capital Expenditures. . . . . . . . . . . . . . . . . . . . .  47
          (h)  Operating Leases. . . . . . . . . . . . . . . . . . . . . . .  47
          (i)  Sales and Leasebacks. . . . . . . . . . . . . . . . . . . . .  47
          (j)  Distributions.. . . . . . . . . . . . . . . . . . . . . . . .  47
          (k)  Amendments of Certain Documents.. . . . . . . . . . . . . . .  48
          (l)  Amendments of GCC Loan Guidelines.. . . . . . . . . . . . . .  48
          (m)  Transactions with Related Parties.. . . . . . . . . . . . . .  48
          (n)  Hazardous Substances. . . . . . . . . . . . . . . . . . . . .  48
          (o)  Subordinated Debt . . . . . . . . . . . . . . . . . . . . . .  49
          (p)  Purchases under NCB Loan Purchase Agreement . . . . . . . . .  49

                                   ARTICLE VII
                                EVENTS OF DEFAULT

     7.1  Events of Default. . . . . . . . . . . . . . . . . . . . . . . . .  49
          (a)  Payments. . . . . . . . . . . . . . . . . . . . . . . . . . .  49
          (b)  Representations and Warranties. . . . . . . . . . . . . . . .  49
          (c)  Failure by Borrower to Perform Certain Covenants. . . . . . .  49
          (d)  Failure by Borrower to Perform Other Covenants. . . . . . . .  49
          (e)  Bankruptcy. . . . . . . . . . . . . . . . . . . . . . . . . .  49
          (f)  Default Under Other Indebtedness. . . . . . . . . . . . . . .  50
          (g)  Judgments.. . . . . . . . . . . . . . . . . . . . . . . . . .  50
          (h)  ERISA.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
          (i)  Material Adverse Effect.. . . . . . . . . . . . . . . . . . .  51
          (j)  Change in Ownership or Control. . . . . . . . . . . . . . . .  52





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          (k)  Failure to Perform Under Operating Agreement or Certified
               Consent; or Invalidity of Operating Agreement or Certified
               Consent . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
          (l)  Invalidity of Subordination Provisions. . . . . . . . . . . .  52
          (m)  Invalidity of or Breach Under Collateral Documents. . . . . .  52
          (n)  Purchases under NCB Loan Purchase Agreement . . . . . . . . .  52
     7.2  Effect of Event of Default . . . . . . . . . . . . . . . . . . . .  53

                                  ARTICLE VIII
                                AGENT AND LENDERS

     8.1  Appointment and Powers of Agent. . . . . . . . . . . . . . . . . .  53
     8.2  Agent's Reliance . . . . . . . . . . . . . . . . . . . . . . . . .  54
     8.3  Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     8.4  Rights as a Lender; Rights under NCB Loan Purchase Agreement . . .  55
     8.5  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .  55
     8.6  Non-Reliance by Lenders. . . . . . . . . . . . . . . . . . . . . .  55
     8.7  Failure to Act . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     8.8  Excess Payments. . . . . . . . . . . . . . . . . . . . . . . . . .  56
     8.9  Sharing of Setoffs . . . . . . . . . . . . . . . . . . . . . . . .  56
     8.10 Characterization Of Activity . . . . . . . . . . . . . . . . . . .  57
     8.11 Resignation by or Removal of Agent . . . . . . . . . . . . . . . .  57
     8.12 No Obligation of Borrower. . . . . . . . . . . . . . . . . . . . .  58

                                   ARTICLE IX
                            LENDERS' REPRESENTATIONS

     9.1  Investment Representation. . . . . . . . . . . . . . . . . . . . .  58
     9.2  Participation in the Notes; Compliance with Law. . . . . . . . . .  58

                                    ARTICLE X
                            EXPENSES AND INDEMNITEES

     10.1 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
          (a)  Payment by Agent on Behalf of Borrower. . . . . . . . . . . .  58
          (b)  Agent's Expenses Due on Demand. . . . . . . . . . . . . . . .  59
     10.2 Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 Destruction of Borrower's Documents. . . . . . . . . . . . . . . .  60
     11.2 Amendments, etc. . . . . . . . . . . . . . . . . . . . . . . . . .  60
          (a)  Amendments with Consent of Agent. . . . . . . . . . . . . . .  60
          (b)  Amendments with Consent of Lenders. . . . . . . . . . . . . .  61



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     11.3 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     11.4 No Waiver; Cumulative Remedies . . . . . . . . . . . . . . . . . .  62
     11.5 Right of Set-Off . . . . . . . . . . . . . . . . . . . . . . . . .  62
     11.6 Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     11.7 Benefits of Agreement. . . . . . . . . . . . . . . . . . . . . . .  63
     11.8 Assignments and Participations . . . . . . . . . . . . . . . . . .  63
          (a)  Assignments . . . . . . . . . . . . . . . . . . . . . . . . .  63
          (b)  Participations. . . . . . . . . . . . . . . . . . . . . . . .  64
          (c)  Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . .  64
          (d)  Inurement; No Assignment by Borrower. . . . . . . . . . . . .  64
     11.9 GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . .  64
     11.10     JURISDICTION AND VENUE. . . . . . . . . . . . . . . . . . . .  65
     11.11     WAIVER OF TRIAL BY JURY . . . . . . . . . . . . . . . . . . .  65
     11.12     Demand, Protest, Notice . . . . . . . . . . . . . . . . . . .  66
     11.13     Confidential Relationships. . . . . . . . . . . . . . . . . .  66
     11.14     Limitation on Liability . . . . . . . . . . . . . . . . . . .  66
     11.15     Entire Agreement. . . . . . . . . . . . . . . . . . . . . . .  66
     11.16     Interpretation. . . . . . . . . . . . . . . . . . . . . . . .  66
     11.17     Confidentiality . . . . . . . . . . . . . . . . . . . . . . .  67
     11.18     Severability. . . . . . . . . . . . . . . . . . . . . . . . .  67
     11.19     Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  67


          SCHEDULES

Schedule 1.1P-1     Existing Liens
Schedule 5.1(k)     Subsidiaries
Schedule 6.4(a)(iv) Existing Indebtedness
Schedule 6.4(f)(v)  Exempted Transactions and Indebtedness


          EXHIBITS

Exhibit 1.1B-1      Form of Borrowing Base Certificate
Exhibit 1.1C-1      Form of Compliance Certificate
Exhibit 1.1G-1      GCC Loan Guidelines
Exhibit 1.1N-1      Form of Note
Exhibit 1.1N-2      Form of Notice of Borrowing
Exhibit 1.1N-3      Form of Notice of Conversion or Continuation





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                                CREDIT AGREEMENT


          THIS CREDIT AGREEMENT (this "Agreement"), dated as of September 20, 1996, is made among GROCERS CAPITAL COMPANY, a California corporation ("Borrower"), the financial institutions listed on the signature pages of this Agreement under the heading "Lenders" (each a "Lender" and, collectively, the "Lenders"), and NATIONAL CONSUMER COOPERATIVE BANK, dba National Cooperative Bank, a federally chartered banking corporation with principal offices located in Washington, D.C. ("NCB"), as agent for Lenders (NCB in such capacity and any successor in such capacity is referred to herein as "Agent").

          The parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          1.1  CERTAIN DEFINED TERMS.

               As used in this Agreement, the following terms shall have the following meanings:

               "ADDITIONAL LOAN/LEASE RECEIVABLES" means Deposit Fund Loans, Affiliate Loans, EFT Program Leases, and, if designated as Additional Loan/Lease Receivables pursuant to Section 6.4(l), New Lease/Loan Products.

               "AFFILIATE" means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person. For purposes of the foregoing, "control," "controlled by" and "under common control with" with respect to any Person shall mean the possession, directly or indirectly, of the power (i) to vote more than 10% of the securities having ordinary voting power of the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. The mere fact that a representative of a Certified Patron serves and acts as a director of Certified or Borrower shall not cause such Certified Patron to be an Affiliate of Certified or Borrower.

               "AFFILIATE LOANS" means loans made by Borrower to wholly-owned, direct or indirect, subsidiaries of Certified, but excluding GGMC and GSC.

               "AGENT" has the meaning set forth in the introduction to this Agreement.

               "AGENT'S ACCOUNT" means the account of Agent maintained at Bank, bearing such number as Agent from time to time shall designate in a written notice to Borrower and Lenders, the balance of which account shall be deposited daily into Borrower's Account except as otherwise provided in Section 7.2(ii).

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               "AGENT'S EXPENSES" means and includes all actual out-of-pocket:
(a) costs or expenses (including, without limitation, taxes and insurance premiums), presently existing or arising hereafter, required to be paid by Borrower under this Agreement, the Security Agreement or under any of the Notes which are paid or advanced by Agent or any Lender; (b) filing, recording, publication and search fees incurred or paid by Agent or any Lender in connection with Agent's and such Lender's transactions with Borrower; (c) all fees, costs and expenses incurred or paid by Agent in connection with any audit during the existence of an Event of Default, and up to $5,000 fees plus all out-of-pocket costs and expenses incurred or paid by Agent in connection with not more than one (1) audit for each fiscal year which is conducted absent an Event of Default; (d) costs and expenses (including reasonable attorneys' fees) incurred by Agent or any Lender in collecting the Collateral (with or without suit), or in gaining possession, of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale or advertising to sell the Collateral, whether or not a sale is consummated; (e) costs and expenses incurred by Agent or any Lender in defending this Agreement, the Notes, the Security Agreement and all other agreements, instruments, and documents contemplated hereby and thereby, or any portion hereof or thereof, whether or not suit is brought; (f) the cost of delivering the Notes to Lender pursuant to the provisions of this Agreement; and (g) the reasonable costs and expenses (including reasonable attorneys' fees and expenses, including allocated fees and expenses of in-house counsel or local counsel of Agent) incurred by Agent or any Lender in connection with any bankruptcy or other insolvency proceeding, reorganization, workout, composition, or other creditor arrangement of Borrower, or of any of Borrower's Subsidiaries; PROVIDED, HOWEVER, that each Lender (other than Agent) agrees to instruct its counsel to take reasonable steps to avoid duplication of effort with counsel to Agent.

               "AUTHORIZED OFFICER" means any individual authorized by Borrower to act on Borrower's behalf in connection with the Loan Documents as specified in the certificate delivered pursuant to Section 4.1(e)(ii), or in the latest such certificate delivered by Borrower to Agent to reflect any change in the authorization of any such individual.

               "BANK" means Union Bank of California, N.A.

               "BANKRUPTCY CODE" means the Bankruptcy Reform Act of 1978.

               "BASE LIBOR" means the offered quotation, if any, to first-class banks in the Eurodollar market by Bank for U.S. Dollar deposits of amounts in funds comparable to the principal amount of the Eurodollar Rate Loan for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period for which such Eurodollar Rate will apply as of approximately 2:00 p.m., Washington, D.C. time, two (2) Business Days prior to the commencement of such Interest Period.

               "BORROWER" has the meaning set forth in the introduction of this Agreement.

               "BORROWER'S ACCOUNT" means the account of Borrower maintained at Bank's branch located at 445 South Figueroa Street, Los Angeles, California 90071, bearing the number

0700479994, or such other account as Borrower from time to time shall designate in a written notice to Agent for the deposit of funds borrowed under this Agreement.

               "BORROWING" means a borrowing consisting of simultaneous Loans made at any one time to Borrower from Lenders pursuant to Article II.

               "BORROWING BASE" means at any time the sum of (i) 75% of Eligible Collateral consisting of Finance Receivables, plus (ii) 50% of Eligible Collateral consisting of Additional Loan/Lease Receivables.

               "BORROWING BASE CERTIFICATE" means a certificate of the chief financial officer or treasurer of Borrower, in substantially the form of EXHIBIT 1.1B-1, with such changes thereto as Agent or any Lender may from time to time reasonably request.

               "BT CREDIT AGREEMENT" means that certain Credit Agreement, dated as of April 25, 1994, as amended, among Borrower, BT Commercial Corporation, a Delaware corporation, as agent, and the other lenders party thereto.

               "BUSINESS DAY" means a day (i) other than Saturday or Sunday, and
(ii) on which commercial banks are open for business in Washington, D.C., and Los Angeles, California.

               "CAPITAL DEBT" means, as of any date of determination, any and all Indebtedness of Borrower due more than one year from the date of determination which is (i) owed to any Affiliate of Borrower, and (ii) by its terms expressly subordinated to all Senior Debt and to any Subordinated Debt of Borrower on terms no less favorable to the holders of such Senior Debt and Subordinated Debt than those set forth in the Investment Agreement.

               "CAPITAL LEASE" means, for any Person, any lease of property (whether real, personal or mixed) which, in accordance with GAAP, would, at the time a determination is made, be required to be recorded as a capital lease in respect of which such Person is liable as lessee.

               "CERTIFIED" means Certified Grocers of California, Ltd., a California corporation.

               "CERTIFIED CONSENT" means that certain Consent to Assignment and Agreement, dated as of even date herewith, between Certified and GEC.

               "CERTIFIED LOAN AGREEMENT" means the Amended and Restated Loan and Security Agreement dated as of March 17, 1994, as may be from time to time amended, among Certified and the other borrowers party thereto, the Lenders party thereto, BT Commercial Corporation, as agent, and Union Bank and First National Bank of Boston, as co-agents, or such other credit agreement or credit facility of Certified as may hereafter replace such Amended and Restated Loan and Security Agreement.

               "CERTIFIED NOTE" means that certain Secured Subordinated Note, dated March 17, 1994, in the amount of Ten Million Dollars ($10,000,000), executed by Borrower to the order of Certified.

               "CERTIFIED PATRONS" means member-patrons and associate patrons of Certified.

               "CERTIFIED SUBORDINATION AND SECURITY AGREEMENT" means that certain Subordination and Security Agreement, dated as of March 17, 1994, by and between Borrower and Certified, to secure the Certified Note.

               "CLOSING DATE" means the date when all of the conditions set forth in Section 4.1 have been satisfied.

               "COLLATERAL" means the property described in the Collateral Documents, and all other property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of Agent or Lenders pursuant to the Collateral Documents or otherwise, securing the payment and performance of Obligations; but in no event shall "Collateral" include Released Collateral.

               "COLLATERAL DOCUMENTS" means the Security Agreement, any other agreement pursuant to which Borrower or any other Person provides a Lien on its assets in favor of Lenders or Agent for the benefit of Lenders and all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant thereto.

               "COLLATERAL PROCEDURES" means any procedures and documentation specified in Section 3(b) of the Security Agreement for perfection of the first priority Lien of Agent (on behalf of Lenders) on the Collateral.

               "COMMITMENT" means, when used with reference to any Lender at the time any determination thereof is to be made, the amount set forth opposite the name of such Lender on the signature pages of this Agreement, as such amount may be reduced from time to time pursuant to Section 2.14, or, where the context so requires, the obligation of such Lender to make Loans up to such amount, as such amount may be reduced from time to time pursuant to Section 2.14, on the terms and conditions set forth in this Agreement.

               "COMMITMENT TERMINATION DATE" means September 20, 2001.

               "COMPLIANCE CERTIFICATE" means a certificate of the chief financial officer of Borrower, in substantially the form of EXHIBIT 1.1C-1, with such changes thereto as Agent or any Lender may from time to time reasonably request.

               "CONSOLIDATED" means, when used in connection with any financial statement or financial term, that the statement or term has been prepared or determined on a consolidated basis in accordance with GAAP for Certified and its Subsidiaries, or for Borrower and its Subsidiaries, as the case may be.

               "CONSOLIDATED ADJUSTED TANGIBLE NET WORTH" means, as of any date of determination, Consolidated Total Assets plus Capital Debt MINUS Consolidated Total Liabilities; PROVIDED, HOWEVER, that there shall be excluded from Consolidated Total Assets the following: (i) all assets which would be classified as intangible assets in accordance with GAAP, including goodwill, organizational expense, research and development expense, patent applications, patents, trademarks, trade names, brands, copyrights, trade secrets, customer lists, licenses, franchises and covenants not to compete; (ii) all unamortized debt discount and expense; (iii) all treasury stock; (iv) all receivables from and other obligations of directors (other than in their capacities as Certified Patrons), employees or officers of Borrower; and (v) the excess, if any, of
(A) the aggregate balance of Receivables that are more than 90 days past due, over (B) reserves for loan losses.

               "CONSOLIDATED EBIT" means, for any period, Consolidated net income, PLUS Consolidated Interest Expense, PLUS income tax expense of Borrower and its Subsidiaries on a Consolidated basis, as determined in accordance with GAAP; PROVIDED, HOWEVER, that for purposes of determining Consolidated EBIT there shall be excluded from Consolidated net income any notes or other payment in kind received by Borrower in payment of any obligations owing to it.

               "CONSOLIDATED INTEREST EXPENSE" means, for any period, interest expense (including that attributable to Capital Leases) and of Borrower and its Subsidiaries on a Consolidated basis, as determined in accordance with GAAP.

               "CONSOLIDATED TANGIBLE NET WORTH" means, as of any date of determination, Consolidated Total Assets MINUS Consolidated Total Liabilities; PROVIDED, HOWEVER, that there shall be excluded from Consolidated Total Assets the following: (i) all assets which would be classified as intangible assets in accordance with GAAP, including goodwill, organizational expense, research and development expense, patent applications, patents, trademarks, trade names, brands, copyrights, trade secrets, customer lists, licenses, franchises and covenants not to compete; (ii) all unamortized debt discount and expense;
(iii) all treasury stock; and (iv) all receivables from and other obligations of directors (other than in their capacities as Certified Patrons), employees or officers of Borrower or Certified.

               "CONSOLIDATED TOTAL ASSETS" means, as of any date of determination, the total assets of Borrower and its Subsidiaries on a Consolidated basis, as determined in accordance with GAAP.

               "CONSOLIDATED TOTAL LIABILITIES" means, as of any date of determination, the total liabilities of Borrower and its Subsidiaries on a Consolidated basis, as determined in accordance with GAAP.

               "DEFAULT" means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

               "DEPOSIT FUND LOANS" means "Deposit Fund Loans" made to Certified Patrons by Borrower in accordance with the GCC Loan Guidelines.

               "DOLLARS" and "$" each means lawful money of the United States.

               "EFT PROGRAM LEASES" means leases entered into with Certified Patrons by Borrower under Borrower's "EFT Financing Program" in accordance with the GCC Loan Guidelines.

               "ELIGIBLE COLLATERAL" means at any time the aggregate amount of Receivables arising in the ordinary course of Borrower's business, excluding the following:

            (i) Receivables for which Borrower's right to receive payment has not been fully earned by performance or is contingent upon the fulfillment of any condition whatsoever or which otherwise do not arise from a bona fide completed transaction with Borrower;

           (ii) Receivables which have been disputed, or against which there have been asserted any defenses, offsets, claims, counterclaims, or other defenses of any nature, whether well-founded or otherwise, or which are otherwise conditional;

          (iii) any Receivable that does not comply with all applicable legal requirements, including all laws, rules, regulations and orders of any Governmental Authority;

           (iv) Receivables which are not owned by Borrower free and clear of all Liens and rights of others (other than the Liens in favor of Agent on behalf of Lenders and other than other Permitted Liens);

            (v) Receivables in which Agent on behalf of Lenders shall not have a valid and perfected first-priority Lien;

           (vi) Receivables owing by any officer, director (other than in his or her capacity as a Certified Patron), employee, agent, partner, Subsidiary or Affiliate of Borrower (other than Affiliate Loans);

          (vii) Receivables owing by the United States or any department, agency or instrumentality thereof or by a State or any department, agency, instrumentality or political subdivision thereof;

         (viii) Receivables denominated in a currency other than Dollars or owing by any non-resident of the United States;

           (ix) Receivables not complying with the GCC Loan Guidelines and other documentation, credit and collection policies and practices of Borrower as in effect from time to time;

            (x) Receivables owing by any Receivable Debtor who, as of the end of the previous collection period, has failed to make full payment within 90 days from the due date on the Receivables or any portion thereof owing to Borrower by such Receivable Debtor, except that if a good faith dispute exists as to any such unpaid Receivables of a Receivable Debtor, only such unpaid Receivables shall be excluded;

           (xi) Receivables owing by any Receivable Debtor who is the subject of a case or proceeding described in Section 7.1(e) or who takes any other action described in Section 7.1(e);

          (xii) Receivables which are subordinated to the prior payment of any other obligations of the Receivable Debtor obligated in respect of such Receivable;

         (xiii) Receivables with respect to which the terms or conditions prohibit or restrict assignment or collection rights or which require the consent of the Receivable Debtor, and such consent has not been obtained; and

          (xiv) Receivables with respect to which Agent, in its reasonable discretion, deems the creditworthiness or financial condition of the Receivable Debtor to be unsatisfactory or the prospect of payment or performance to be impaired, and other Receivables which, in Agent's reasonable discretion, are otherwise ineligible.

               "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to or imposing liability or standards of conduct concerning environmental protection matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

               "EQUIPMENT LOANS" means "Equipment Loans" made to Certified Patrons by Borrower in accordance with the GCC Loan Guidelines.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

               "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which is under common control with Borrower or Certified within the meaning of Section 4001(a)(14) of ERISA or Sections 414(b), (c) or (m) of the Internal Revenue Code.

               "EURODOLLAR BUSINESS DAY" means any Business Day on which major commercial banks are open for international business (including dealings in Dollar deposits) in Los Angeles, California, Washington, D.C., and London, England.

               "EURODOLLAR RATE" means the rate per annum (rounded upwards if necessary to the nearest whole one-hundredth of one percent (.01%)), determined as the quotient of: (i) Base LIBOR; DIVIDED BY (ii) the number equal to one hundred percent (100%) MINUS the LIBOR Reserve Percentage. The Eurodollar Rate shall be adjusted automatically on the effective date of any change in the LIBOR Reserve Percentage, such adjustment to affect any Eurodollar Loans outstanding on such effective date to the extent such change is applied retroactively to eurocurrency funding of a member bank in the Federal Reserve System. Each determination of a Eurodollar Rate by Agent or Bank, including, but not limited to, any determination as to the applicability or allocability of reserves to eurocurrency liabilities or as to the amount of such reserves, shall be conclusive and final in the absence of manifest error.

               "EURODOLLAR RATE LOAN" means any Loan bearing interest by reference to the Eurodollar Rate pursuant to the designation by Borrower under Sections 2.2 or 2.3.

               "EVENT OF DEFAULT" has the meaning set forth in Section 7.1.

               "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%), as determined by Agent, equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for any day of determination (or if such day of determination is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

               "FINANCE RECEIVABLES" means Store Development Loans, Equipment Loans, Inventory Loans, and, if designated as Finance Receivables pursuant to
Section 6.4(l), New Lease/Loan Products.

               "GAAP" means generally accepted accounting principles in the U.S. as in effect from time to time.

               "GCC LOAN GUIDELINES" means the written guidelines of Borrower for provision of financing to qualified Certified Patrons and the documentation thereof as in effect from time to time and furnished to Agent and Lenders in accordance herewith, described on EXHIBIT 1.1G-1.

               "GEC" means Grocers Equipment Company, a California corporation.

               "GGMC" means Grocers General Merchandise Company, a California corporation.

               "GSC" means Grocers Specialty Company, a California corporation.

               "GOVERNMENTAL AUTHORITY" means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "GUARANTY" means that certain Guaranty, dated as of August 29, 1996, executed by Borrower in favor of NCB.

               "GUARANTY OBLIGATION" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (ii) to advance or provide funds (A) for the payment or discharge of any such primary obligation, or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain he net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.

               "HAZARDOUS SUBSTANCES" means any toxic or-hazardous substances, materials or wastes, contaminants or pollutants, including asbestos, PCBs, petroleum products and byproducts, substances defined or listed as "hazardous substances," "hazardous materials" or "toxic substances" (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.

               "INCREMENTAL PURCHASE" has the meaning set forth in the NCB Loan Purchase Agreement.

               "INDEBTEDNESS" means, for any Person: (i) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all obligations under Capital Leases; (v) all reimbursement or other obligations of such Person under or in respect of letters of credit, bankers acceptances, interest rate swaps, caps, floors and collars, currency swaps, or other similar financial products; (vi) all Guaranty Obligations; and (vii) all indebtedness of another Person secured by any Lien upon or in property owned by the Person for whom Indebtedness is being determined, whether or not such Person has assumed or become liable for the payment of such indebtedness of such other Person.

               "INTEREST PERIOD" means, with respect to each Eurodollar Rate Loan, the period commencing on the date of such Eurodollar Rate Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as Borrower may elect pursuant to the applicable Notice of Borrowing or Notice of Conversion or Continuation; PROVIDED, HOWEVER, that:

               (i) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

               (ii) any Interest Period which begins on the last Eurodollar Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

               (iii) no Interest Period may extend beyond the Commitment Termination Date.

               "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

               "INVENTORY LOANS" means "Inventory Loans" and secured "Inventory Deferred Loans" made to Certified Patrons by Borrower in accordance with the GCC Loan Guidelines.

               "INVESTMENT AGREEMENT" means that certain Second Amended and Restated Investment Agreement, dated as of April 25, 1994, among Borrower, GEC and Certified, as may be from time to time amended, supplemented or restated.

               "IRS" means the Internal Revenue Service, or any successor thereto.

               "LENDER" and "LENDERS" each has the meaning set forth in the introduction of this Agreement.

               "LENDING OFFICE" has the meaning set forth in Section 2.6.

               "LIBOR RESERVE PERCENTAGE" means, for any Interest Period of any Eurodollar Rate Loan, the daily average of the stated maximum rate (rounded upward to the nearest one-hundredth of one percent (.01%)), as determined by Agent in accordance with its usual procedures

(which determination shall be conclusive in the absence of manifest error), at which reserves are required to be maintained during such Interest Period (including supplemental, marginal, and emergency reserves) under Regulation D by Agent or Majority Lenders against "Eurocurrency liabilities" (as such term is defined in Regulation D), but without benefit or credit of proration, exemptions, or offsets that might otherwise be available to Agent or any Lender from time to time under Regulation D. Without limiting the generality of the foregoing, "LIBOR Reserve Percentage" shall include any other reserves required by law to be maintained by Agent or Majority Lenders against (i) any category of liabilities that includes deposits by reference to which the Eurodollar Rate for a Eurodollar Rate Loan is being determined and (ii) any category of extension of credit or other assets that includes Eurodollar Rate Loans.

               "LIEN" means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien (statutory or other), or other preferential arrangement (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing or any agreement to give any security interest).

               "LOAN" has the meaning set forth in Section 2.1(a).

               "LOAN DOCUMENTS" means this Agreement, the Notes, the Collateral Documents, the Certified Consent, and all other certificates, documents, agreements and instruments delivered to Agent and Lenders under or in connection with this Agreement.

               "LOAN PURCHASE AGREEMENTS" means the NCB Loan Purchase Agreement and the Other Loan Purchase Agreement.

               "MAJORITY LENDERS" means at any time Lenders holding at least 51% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, at least three Lenders having at least 51% of the aggregate Commitments.

               "MATERIAL ADVERSE EFFECT" means any event, matter, condition or circumstance which (i) has or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or condition (financial or otherwise) of Borrower or any of its Subsidiaries, or Certified and its Subsidiaries taken as a whole; (ii) would materially impair the ability of Borrower or any other Person to perform or observe its obligations under or in respect of the Loan Documents; or (iii) affects the legality, validity or enforceability of any of the Loan Documents or the perfection or priority of any Lien granted to Lenders or Agent for the benefit of Lenders under any of the Collateral Documents.

               "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA.

               "NCB" means National Consumer Cooperative Bank, dba National Cooperative Bank, a federally chartered banking corporation with principal offices located in Washington, D.C.

               "NCB LOAN PURCHASE AGREEMENT" means that certain Loan Purchase and Servicing Agreement, dated as of August 29, 1996, between Borrower, as seller and servicer, and NCB, as buyer, as amended or restated from time to time.

               "NCB STOCK" shall have the meaning given to such term in Section 6.3(k).

               "NEW LEASE/LOAN PRODUCTS" means new lease and loan products entered into or made to Certified Patrons under new lease or loan programs in accordance with the GCC Loan Guidelines.

               "NOTE" means a Promissory Note of Borrower payable to the order of a Lender, in substantially the form of EXHIBIT 1.1N-1.

               "NOTICE OF BORROWING" means an irrevocable notice from Borrower to Agent of Borrower's intention to borrow, substantially in the form of EXHIBIT 1.1N-2.

               "NOTICE OF CONVERSION OR CONTINUATION" means a written notice given pursuant to the terms of Section 2.3, substantially in the form of
EXHIBIT 1.1N-3.

               "OBLIGATIONS" means the indebtedness, liabilities and other obligations of Borrower to Agent or any Lender under or in connection with this Agreement, the Notes or any other Loan Documents, including all Loans, all interest accrued thereon, all fees due under this Agreement and all other amounts payable by Borrower to Agent or any Lender thereunder or in connection therewith, whether now or hereafter existing or arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

               "OPERATING AGREEMENT" means that certain Second Amended and Restated Operating Agreement dated as of April 25, 1994, among Borrower, GEC and Certified, as may be from time to time amended, supplemented or restated.

               "OPERATING LEASE" means, for any Person, any lease of any property of any kind by that Person as lessee which is not a Capital Lease.

               "OTHER LOAN PURCHASE AGREEMENT" means a Loan Purchase and Servicing Agreement, in form and substance substantially similar in effect to the NCB Loan Purchase Agreement and which is otherwise satisfactory to Agent in its reasonable discretion, between Borrower, as seller and servicer, and another institution as buyer, providing for acquisitions of Finance Receivables and Additional Loan/Lease Receivables in an aggregate amount not to exceed $20,000,000, as amended or restated from time to time.

               "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

               "PENSION PLAN" means any employee pension benefit plan covered by Title IV of ERISA (other than a Multiemployer Plan) that is maintained for employees of Borrower, Certified or any ERISA Affiliate or with regard to which the, Borrower, Certified or an ERISA Affiliate is a contributing sponsor within the meaning of Sections 4001(a)(13) or 4069 of ERISA.

               "PERMITTED INVESTMENTS" means any of the following investments denominated and payable in Dollars, maturing within one year from the date of acquisition, selected by Borrower: (i) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States;
(ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof and, at the time of acquisition, having the highest credit rating obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper or corporate promissory notes bearing at the time of acquisition the highest credit rating either of S&P or Moody's issued by United States, Australian, Canadian, European or Japanese bank holding companies or industrial or financial companies; (iv) certificates of deposit issued by and bankers acceptances of and interest bearing deposits with any Lender, or with any United States, Australian, Canadian, European or Japanese commercial banks having combined capital and surplus of at least $1,000,000,000 or the equivalent and which has (or the parent of which has) long-term debt term securities bearing a credit rating from S&P of "AA" or better or from Moody's of "Aa2" or better; and (v) money market funds organized under the laws of the United States or any state thereof that invest predominantly in any of the foregoing investments permitted under clauses
(i), (ii), (iii) and (iv).

               "PERMITTED LIENS" means:

            (i) Liens in favor of Lenders or Agent for the benefit of Lenders to secure the Obligations;

           (ii) the existing Liens listed in SCHEDULE 1.1P-1 or incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by such existing Liens, PROVIDED that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase;

          (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP;

           (iv) Liens of materialmen, mechanics, warehousemen, carriers or employees or other like Liens arising in the ordinary course of business and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP and which do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture of title thereto;

            (v) Liens consisting of deposits or pledges to secure the payment of worker's compensation, unemployment insurance or other social security benefits or obligations, or to secure the performance of bids, trade contracts, leases, public or statutory obligations, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business (other than for Indebtedness or any Liens arising under ERISA);

           (vi) easements, rights of way, servitudes or zoning or building restrictions and other minor encumbrances on real property and irregularities in the title to such property which do not in the aggregate materially impair the use or value of such property or risk the loss or forfeiture of title thereto;

          (vii) statutory landlord's Liens under leases to which Borrower or any of its Subsidiaries is a party;

         (viii) any judgment, attachment or similar Lien, unless the judgment it secures is not fully covered by insurance and has not been discharged or execution thereof effectively stayed pending appeal within 20 days of the entry thereof, or shall not have been discharged within 20 days of the expiration of any such stay;

           (ix)     Liens in favor of NCB on the NCB Stock; and

            (x) Liens granted under the Loan Purchase Agreements, so long as such Liens attach only to the Released Collateral or to any Separate Account, Security Account or Lockbox Account (each as defined in the NCB Loan Purchase Agreement).

               "PERSON" means an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other entity of whatever nature or any Governmental Authority.

               "PLAN" means any employee pension benefit plan as defined in
Section 3(2) of ERISA (including any Multiemployer Plan) and any employee welfare benefit plan, as defined in Section 3 (1) of ERISA (including any plan providing benefits to former employees or their survivors).

               "PREMISES" means any and all real property, including all buildings and improvements now or hereafter located thereon and all appurtenances thereto, now or hereafter owned, leased, occupied or used by Borrower and its Subsidiaries.

               "PRIME RATE" means the higher of: (i) the Federal Funds Rate plus one-quarter of one (0.25) percentage points (25 basis points); and (ii) the variable rate of interest, per annum, most recently announced by Agent at its principal office in Washington, D.C., as its "prime rate," with the understanding that the Agent's "prime rate" is one of its base rates and serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest of the Agent's base rates.

               "PRIME RATE LOAN" means any Loan bearing interest by reference to the Prime Rate pursuant to the designation by Borrower under Sections 2.2 or 2.3.

               "PURCHASE NOTICE" has the meaning set forth in the Security Agreement.

               "RECEIVABLE DEBTOR" means any Person obligated on a Receivable.

               "RECEIVABLES" means all present and future rights, interests and claims of Borrower under and in respect of Finance Receivables and Additional Loan/Lease Receivables, including all rights of Borrower to receive moneys due or to become due with respect thereto, other than such rights, interest and claims in any Released Collateral or proceeds thereof.

               "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System.

               "RELEASE" has the meaning set forth in the Security Agreement.

               "RELEASED COLLATERAL" means such of the Finance Receivables, Additional Loan/Lease Receivables, and any related assets of Borrower constituting Property (as defined in the NCB Loan Purchase Agreement), for which Borrower has duly executed and delivered to Agent a Purchase Notice, and Agent has duly executed and delivered a Release pursuant to Section 3(d)(ii) of the Security Agreement.

               "SECURITY AGREEMENT" means that certain Security Agreement between Borrower and Agent, of even date herewith, securing the Obligations, and any amendments, supplements or restatements thereto or thereof.

               "SENIOR DEBT" means the obligations and any and all other Indebtedness (if any) of the types referred to in clauses (i), (ii) and (iv) of the definition of Indebtedness in this Section 1.1 other than Capital Debt and Subordinated Debt.

               "SOLVENT" means, with respect to any Person on the date any determination thereof is to be made, that on such date: (a) the present fair valuation of the property and assets of such Person is greater than such Person's probable liability in respect of existing Indebtedness; (b) such Person does not intend to, and does not believe that it will, incur Indebtedness beyond such Person's ability to pay as such Indebtedness matures; and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, which would leave such Person with property and assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction. For purposes of this definition (i) the "fair valuation" of any property or assets means the amount realizable within a reasonable time, either through collection or sale of such property or assets at their regular market value, which is the amount obtainable by a capable and diligent Person from an interested buyer willing to purchase such property or assets within a reasonable time under ordinary circumstances; and (ii) the term "Indebtedness" includes any payment obligation, whether or not reduced to judgment, equitable or legal, matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, absolute, fixed or contingent.

               "STORE DEVELOPMENT LOANS" means "Store Development Loans" (also referred to as "Buy/Sell Loans") made to Certified Patrons by Borrower in accordance with the GCC Loan Guidelines.

               "SUBORDINATED DEBT" means any Indebtedness of Borrower due more than one year from the date of determination which is (A) owed to any Person other than an Affiliate of Borrower, and (B) by its terms expressly subordinated to the Senior Debt on terms satisfactory to the Majority Lenders.

               "SUBSIDIARY" means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

               "TAXES" has the meaning set forth in Section 3.8(a).

               "TERMINATION EVENT" means any of the following:

            (i) with respect to a Pension Plan, a reportable event described in Section 4043 of ERISA and the regulations issued thereunder (other than a reportable event not subject to the provisions for 30-day notice to the PBGC under such regulations);

           (ii) the withdrawal of Borrower, Certified or an ERISA Affiliate from a Pension Plan during a plan year in which the withdrawing employer was a "substantial employer" as defined in Section 4001(a)(2) or 4062(e) of ERISA;

          (iii) the taking of any actions (including the filing of a notice of intent to terminate) by Borrower, Certified, an ERISA Affiliate, the PBGC, a Plan Administrator, or any other Person to terminate a Pension Plan or the treatment of a Plan amendment as a termination of a Pension Plan under Section 4041 of ERISA;

           (iv) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or

            (v) the complete or partial withdrawal of Borrower, Certified or an ERISA Affiliate from a Multiemployer Plan.

               "UCC" means the Uniform Commercial Code of the jurisdiction the law of which governs the Loan Document in which such term is used or the attachment, perfection or priority of the Lien on any Collateral.

               "UNFUNDED ACCRUED BENEFITS" means the excess of a Pension Plan's accrued benefits, as defined in Section 3(23) of ERISA, over the current value of that Plan's assets, as defined in Section 3(26) of ERISA.

               "UNITED STATES" and "U.S." each means the United States of America.

          1.2  ACCOUNTING TERMS; GAAP CHANGES.

            (a) ACCOUNTING TERMS. Unless otherwise defined or the context otherwise requires, all accounting terms used herein shall be construed in accordance with GAAP, and, except where otherwise specified, all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

            (b) GAAP CHANGES. If any changes in GAAP from those used in the preparation of the financial statements referred to in Section 6.1(a) ("GAAP Changes") hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a change in the method of calculation of any of the financial covenants, standards or other terms or conditions found in this Agreement, the parties hereto agree to enter into negotiations to amend such provisions so as to reflect equitably such GAAP Changes with the desired result that the criteria for evaluating the financial condition and performance of Borrower and its Subsidiaries shall be the same after such GAAP Changes as if such GAAP Changes had not been made.

          1.3  INTERPRETATION.

               In this Agreement and the other Loan Documents, except to the extent the context otherwise requires:

            (i)     Any reference to an Article, a Section, a Schedule or an
Exhibit is a reference to an article or section of the particular agreement in which the reference appears, or a schedule or an exhibit to the particular agreement in which the reference appears, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears.

           (ii) The words "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears.

          (iii) The meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined.

           (iv) The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation."

            (v) References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Loan Documents.

           (vi) References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to.

          (vii) Any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document.


                                   ARTICLE II
                                    THE LOANS

          2.1  THE LOANS.

               (a) BORROWING AVAILABILITY. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make revolving loans (each a "Loan" and, collectively, the "Loans") to Borrower from time to time from the Closing Date up to but not including the Commitment Termination Date, in an aggregate principal amount up to but not exceeding at any time such Lender's Commitment; PROVIDED, HOWEVER, that immediately after giving effect to such Loans the aggregate principal amount of Loans then outstanding shall not exceed the Borrowing Base. Within the foregoing limits, during such period Borrower may borrow, repay the Loans in whole or in part, and reborrow, all in accordance with the terms and conditions hereof.

               (b) PAYMENT OF OVERADVANCE. All Loans shall be added to and be deemed part of the Obligations when made or extended. If, at any time and for any reason, the aggregate amount of the Loans exceeds the percentages or limitations set forth in Section 2.1(a), Borrower shall immediately pay to Agent, on behalf of Lenders, in immediately available Dollars, the amount of such excess.

          2.2  BORROWING PROCEDURE.

               (a) DATE OF BORROWING. Each Borrowing of a Prime Rate Loan shall be made on a Business Day and each Borrowing of a Eurodollar Rate Loan shall be made on a Eurodollar Business Day.

               (b) NOTICE OF BORROWING. Each Borrowing shall be made upon written notice by way of a Notice of Borrowing, given by telex, telecopy, mail, or personal service, delivered to Agent at Agent's office located at 1401 I Street, NW Suite 700, Washington, D.C. 20005, setting forth the amount of the requested Loan in accordance with Section 2.1(a), whether the Borrowing is of a Prime Rate Loan or a Eurodollar Rate Loan, and, in the latter case, the requested Interest Period. If for a Prime Rate Loan, Agent shall be given notice no later than 2:00 p.m., Washington, D.C. time, on the day on which such Prime Rate Loan is to be made, and, if for a Eurodollar Rate Loan, Agent shall be given notice at least three (3) Eurodollar Business Days prior to the day on which such Eurodollar Rate Loan is to be made, and such notice shall state the amount thereof (subject to the provisions of this Article 2).

               (c) TELEPHONIC NOTICE. In lieu of providing a Notice of Borrowing, an Authorized Officer may give Agent telephonic notice by the required time of any proposed Prime Rate Loan; PROVIDED, HOWEVER, that, if requested by Agent, Borrower shall promptly deliver a Notice of Borrowing with respect to such Borrowing. Agent and Lenders shall not incur any liability to Borrower in acting upon any telephonic notice which Agent believes in good faith to have been given by a Authorized Officer, or for otherwise acting in good faith under this Section 2.2(c), and in making any Loans pursuant to telephonic notice.

          2.3  CONVERSION OR CONTINUATION REQUIREMENTS.

               (a) OPTION TO CONVERT OR CONTINUE. Borrower shall have the option to: (i) convert, at any time, all or any part of the outstanding Loans equal to One Million Dollars ($1,000,000), and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of such amount, from a Prime Rate Loan to a Eurodollar Rate Loan and vice-versa; or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of the Eurodollar Rate Loan as a Eurodollar Rate Loan, with the succeeding Interest Period(s) of such continued Eurodollar Rate Loan commencing on the expiration date of the Interest Period previously applicable thereto; PROVIDED, HOWEVER, that a Eurodollar Rate Loan may only be converted into a Prime Rate Loan or continued as a Eurodollar Rate Loan on the expiration date of the Interest Period applicable thereto; PROVIDED FURTHER, HOWEVER, that no outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan in the event that, on the earlier of the date of the delivery of the Notice of Conversion or Continuation or the telephonic notice in respect thereof, any Default has occurred and is continuing; PROVIDED FURTHER, HOWEVER, that if Borrower fails to deliver the appropriate Notice of Conversion or Continuation or the telephonic notice in respect thereof, pursuant to the required notice period, before the expiration of the Interest Period of a Eurodollar Rate Loan, such Eurodollar Rate Loan shall automatically be converted to a Prime Rate Loan.

               (b) NOTICE OF CONVERSION OR CONTINUATION. Borrower shall deliver a Notice of Conversion or Continuation, given by telex, telecopy, mail, or personal service, delivered to Agent at 1401 I Street, NW Suite 700, Washington, D.C. 20005, no later than 2:00 p.m., Washington, D.C. time, on the proposed conversion date (in the case of a conversion to a Prime Rate Loan), and at least three (3) Eurodollar Business Days in advance of the proposed conversion or continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). If such Notice of

Conversion or Continuation is received by Agent not later than 2:00 p.m., Washington, D.C. time, on a Eurodollar Business Day such day shall be treated as the first Eurodollar Business Day of the required notice period. In any other event, such notice will be treated as having been received at the opening of business of the next Eurodollar Business Day. A Notice of Conversion or Continuation shall specify: (1) the proposed conversion or continuation date (which shall be a Business Day or a Eurodollar Business Day, as applicable); (2) the amount of the Loan to be converted or continued;
(3) the nature of the proposed conversion or continuation; and (4) in the case of a conversion to, or continuation of, a Eurodollar Rate Loan, the requested Interest Period.

               (c) TELEPHONIC NOTICE. In lieu of delivering a Notice or Continuation or Conversion, an Authorized Officer may give Agent telephonic notice by the required time of any proposed conversion or continuation under this Section 2.3; PROVIDED, HOWEVER, that such notice shall be promptly confirmed in writing by delivery of an appropriate Notice of Conversion or Continuation to Agent on or before the proposed conversion or continuation date. Agent and Lenders shall incur no liability to Borrower in acting upon any telephonic notice referred to above which Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this
Section 2.3(c) and in conversion or continuation by Agent and Lenders in accordance with this Agreement pursuant to any telephonic notice.

               (d) IRREVOCABLE NOTICE. Any Notice or Continuation or Conversion (or telephonic notice in respect thereof) shall be irrevocable and Borrower shall be bound to convert or continue in accordance therewith.

          2.4  EURODOLLAR COSTS.

               Borrower shall reimburse Agent or Lenders for any increase in their costs (which shall include, but not be limited to, taxes, other than taxes imposed on the overall net income of Agent or Lenders, fees or charges), or any loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Agent or Lenders to fund or maintain outstanding the principal amount of the Loans) incurred by them directly or indirectly resulting from the making of any Eurodollar Rate Loan due to: (i) the modification, adoption, new application or enactment of any law, regulation or treaty or the interpretation thereof by any governmental or other authority (whether or not having the force of law); (ii) compliance by Agent or Lenders with any request or directive (whether or not having the force of law) of any monetary or fiscal agency or authority;
(iii) violations by Borrower of the terms of this Agreement; or (iv) any prepayment of a Eurodollar Rate Loan at any time prior to the end of the applicable Interest Period.

               The amount of such costs, losses, or expenses shall be determined solely by Agent or any Lender asserting such claim for reimbursement based upon the assumption that Agent or any such Lender funded one hundred percent (100%) of each Eurodollar Rate Loan in the Eurodollar market. In attributing Agent's or any such Lender's general costs relating to its eurocurrency operations to any transaction under this Agreement, or averaging any costs over a period of time, Agent or such Lender may use any reasonable attribution or averaging methods which it deems appropriate and practical. Agent or such Lender shall notify Borrower of the amount due Agent or such Lender pursuant to this Section 2.4 in respect of any Eurodollar Rate Loan as soon as practicable but in any event within forty-five (45) days after the last day of the Interest Period of such Loan and Borrower shall pay to Agent or such Lender the amount due within fifteen (15) days of its receipt of such notice.
 A certificate as to the amounts payable pursuant to the foregoing sentence, together with whatever detail is reasonably available to Agent or such Lender, shall be submitted by Agent or such Lender to Borrower. Such determination shall, if not objected to within ten (10) days, be conclusive and binding upon Borrower in the absence of manifest error. If Agent or any Lender claim increased costs, losses or expenses pursuant to this Section
2.4, then Agent or such Lender, if requested by Borrower, will use reasonable efforts to take such steps, that Borrower reasonably requests, including designating different lending offices, as would eliminate or reduce the amount of such increased costs, losses or expenses, so long as taking such steps would not, in the judgment of Agent or such Lender, otherwise be disadvantageous to Agent or such Lender. Any recovery by Agent or any Lender or their Lending Offices of amounts previously borne by Borrower pursuant to this Section 2.4 shall be promptly remitted, without interest (unless Lender received interest on such recovered amounts), to Borrower by Agent or any such Lender.

          2.5  ILLEGALITY; IMPOSSIBILITY.

               In the event that any change in circumstances or any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall at any time in the reasonable opinion of Agent or Majority Lenders make it unlawful or impractical for Agent or Majority Lenders to fund or maintain a Eurodollar Rate Loan in the Eurodollar market or to continue such funding or maintaining, or to determine or charge interest rates based upon any appropriate Eurodollar Rate, Agent shall give notice of such circumstances to Borrower and (i) in the case of any Eurodollar Rate Loan which is outstanding, Borrower shall, if requested by Agent, prepay such Eurodollar Rate Loan on or before the date specified in such request, together with interest accrued thereon and any amounts due pursuant to Section 2.4, and concurrently with any such prepayment, Lenders shall make a Prime Rate Loan to Borrower in a principal amount equal to the principal amount of the Eurodollar Rate Loan so prepaid, and (ii) Lenders shall not be obligated to make any further Eurodollar Rate Loans to Borrower until Agent or Majority Lenders shall determine that it would no longer be unlawful or impractical to do so. If Agent or Majority Lenders shall give any notice pursuant to this Section 2.5, then Agent or Majority Lenders, if requested by Borrower, will use reasonable efforts to take such steps, that Borrower reasonably requests, including designating different Lending Offices, as would avoid the illegality or impracticality which is the subject of such notice, so long as taking such steps would not, in the judgment of Agent or Majority Lenders, otherwise be disadvantageous to Agent or Lender.

          2.6  DISASTER.

               Notwithstanding anything herein to the contrary, if Agent reasonably determines (which determination shall be conclusive) that (a) Agent is unable to determine the Eurodollar Rate with respect to any Notice of Borrowing or Notice of Conversion or Continuation selecting the Eurodollar Rate because quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relative maturities or (b) the Eurodollar Rate will not adequately reflect the cost to Majority Lenders of making or funding Eurodollar Rate Loans, THEN
(i) the right of Borrower to select the Eurodollar Rate shall be suspended until Agent notifies Borrower that the circumstances causing such suspension no longer exist, and (ii) Borrower shall repay in full the then outstanding principal balance of all Eurodollar Rate Loans, together with interest accrued thereon, on the last day of the Interest Period applicable to each such Eurodollar Rate Loan.

          2.7  LENDING OFFICES.

               The Loans made by each Lender may be made from and maintained at such offices (each a "Lending Office") of such Lender or its Affiliates as such Lender may from time to time designate (whether or not such office or Affiliate is specified on the signature pages hereof). A Lender shall not elect a Lending Office that, at the time of making such election, increases the amounts which would have been payable by Borrower to such Lender under this Agreement in the absence of such election. With respect to Eurodollar Rate Loans made from and maintained at any Lender's foreign offices or Affiliates, the obligation of Borrower to repay such Eurodollar Rate Loans shall nevertheless be to such Lender and shall, for all purposes of this Agreement (including for purposes of the definition of the term "Majority Lenders") be deemed made or maintained by it, for the account of any such office or Affiliate.

          2.8  NOTES; RECORDKEEPING; STATEMENTS OF OBLIGATIONS.

               (a) NOTES. As additional evidence of the Indebtedness of Borrower to each Lender resulting from the Loans made by such Lender, Borrower shall execute and deliver for the account of each Lender, a Note, dated the Closing Date, setting forth such Lender's Commitment as the maximum principal amount thereof.

               (b) RECORDKEEPING. Each Lender shall record in its internal records the date and amount of each Loan made, each conversion to a different interest rate, each relevant Interest Period, the amount of principal and interest due and payable from time to time hereunder, each payment thereof and the resulting unpaid principal balance of such Loan. Any such recordation shall be rebuttable presumptive evidence of the accuracy of the information so recorded. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligations of Borrower hereunder and under any Note to pay the principal of and interest on the Loans.

               (c) MONTHLY STATEMENTS. Agent shall render monthly statements of the Obligations, including statements of all principal, interest, and Agent's Expenses owing, and such statements shall be presumed to be correct and accurate and constitute an account stated between Borrower and Agent unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Agent, in accordance with Section 11.3, written objection thereof specifying the error or errors, if any, contained in any such statement.

          2.9  LOANS BY LENDERS.

               Agent shall promptly notify each Lender of that Lender's pro rata portion of a Borrowing requested pursuant to Section 2.2. Not later than 2:00 p.m., Washington, D.C. time, on the date specified by Agent, which shall be at least weekly, each Lender, subject to the terms and conditions hereof, shall make its pro rata portion (as advised by Agent) of the Borrowing available, in immediately available Dollars, to Agent at Agent's office located at 1401 I Street, NW Suite 700, Washington, D.C. 20005, together with interest thereon accrued from the date of such Borrowing to the date on which Lender initiates payment to Agent at the Prime Rate.

               Each Lender's obligation to make any Loan pursuant hereto is several, and not joint or joint and several, and is not conditioned upon the performance by each, any, or all of the other Lenders of their obligations to make Loans. The failure by any Lender to perform its obligation to make Loans will not affect or increase any other Lender's share of the Commitment. Agent shall notify Lenders of the failure by any Lender to perform its obligation to make a Loan required to be made by it hereunder and any Lender (other than a Lender that has failed to perform its obligation to make its Loan) may, if it desires, assume, in such proportion as Agent may determine, the obligation to make Loans of the nonperforming Lender or Lenders, but no Lender shall be obligated to do so.

          2.10 PRO RATA TREATMENT.

               Except as otherwise provided in this Agreement, each Borrowing hereunder, each payment (including each prepayment) by Borrower on account of the principal of and interest on the Loans and on account of any upfront fee or commitment fee, and each conversion or continuation of Loans, shall be made ratably in accordance with the Commitments.

          2.11 PAYMENTS; APPLICATION.

               (a) PAYMENTS BY BORROWER. Borrower shall make each payment hereunder or under the Notes by making, or causing to be made, the amount thereof available to Agent, for the account of each Lender, in immediately available Dollars, by deposit to Agent's Account (or at such other location as Agent may designate, in writing, from time to time), not later than 2:00 p.m., Washington, D.C. time, on the date of payment.

               (b) PAYMENTS FROM ACCOUNT DEBTORS. Unless and until Agent gives Borrower other written instructions, Borrower shall instruct all Receivable Debtors and other account debtors of Borrower to remit all payments as contemplated under the Operating Agreement. Upon the occurrence of an Event of Default, Agent may instruct Receivable Debtors and other account debtors to remit all payments to post office boxes which have been established as lock boxes by Agent and Borrower, and, in such event, all checks and other payments received by Agent shall be applied by Agent, in accordance with the provisions of Section 2.10(c), in reduction of the Obligations. The receipt of any check or other payment by Agent shall not be considered a payment on account until such check or other payment is honored when presented for payment by Agent and has been paid to Agent.

               (c) APPLICATION OF PAYMENTS. In the event of receipt of direct collections by Agent, all checks and other instruments received by Agent in payment of or on account of the Obligations constitute only conditional payment until such items are actually paid to Agent. Agent will credit Borrower with any such payments made by check or other instruments on the same day that such items are credited to Agent by their depositary bank. All such payments shall be deemed made to each Lender and shall constitute satisfaction of Borrower's obligations to each Lender with respect to the Loans so repaid on the same day that such items are credited to Agent by their depositary bank in compliance with the terms of this Section 2.10(c). Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Agent on account of the Obligations and Borrower agrees that Agent shall have the continuing exclusive right to apply and reapply such payments in any manner as Agent may deem advisable, notwithstanding any entry by Agent upon its books.


               (d) PAYMENTS TO LENDERS. Agent shall, at least weekly, initiate payment to each Lender of its pro rata share of the Loans repaid. If Agent shall initiate such payment to a Lender later than the date on which Agent receives a payment from Borrower, then Agent shall pay to such Lender, in addition to its pro rata share of the Loans repaid, interest on such amount, until payment is initiated, at the Prime Rate.

          2.12 NON-RECEIPT OF FUNDS.

               Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to any of Lenders hereunder that Borrower shall not make such payment in full, Agent may assume that Borrower has made such payment in full to Agent on such date and Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to Agent, each Lender shall repay to Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Agent, at the Federal Funds Rate.

          2.13 TERMINATION OF THE COMMITMENTS; REPAYMENT OF THE LOANS.

               The Commitments shall terminate on the Commitment Termination Date. Borrower shall repay to Lenders in full on the Commitment Termination Date the aggregate principal amount of the Loans outstanding on such date plus all accrued but unpaid interest thereon.

          2.14 VOLUNTARY COMMITMENT REDUCTIONS.

               Prior to the Commitment Termination Date, Borrower shall have the right, at any time and from time to time, subject to Section 2.4, to voluntarily reduce permanently the unfunded and unused portion of the Commitment. Borrower shall give Agent not less than ten (10) Business Days' prior written notice designating the date (which shall be a Business Day) of such reduction and the amount of such reduction. Such reduction shall be effective on the date specified in Borrower's notice given in compliance herewith. Any reduction shall be in a minimum amount of Five Million Dollars ($5,000,000) and, thereafter, in any integral multiple of One Million Dollars ($1,000,000), divided among the Lenders on a pro-rata basis.

                                   ARTICLE III
                       INTEREST, PAYMENTS, FEES AND TAXES

          3.1  INTEREST.

               (a) RATES. Borrower shall pay interest on the unpaid principal amount of each Loan at the following rates:

                 (i) in respect of each Prime Rate Loan, at a per annum rate equal at all times to the Prime Rate PLUS one-quarter of one percent (0.25%).

                (ii) in respect of each Eurodollar Rate Loan, at a per annum rate equal at all times during each Interest Period for such Eurodollar Rate Loan to the Eurodollar Rate for such Interest Period PLUS one and one-quarter percent (1.25%).

Unless otherwise requested by Borrower, all Loans shall bear interest at the rate specified in Section 3.1(a)(i).

               (b) OVERDUE PAYMENT RATE. In the event that any amount of principal of or interest on any Loan, or any other amount payable hereunder or under the Notes, is not paid in full when due (whether at stated maturity, by acceleration or otherwise), Borrower agrees to pay interest on such unpaid principal, interest or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a per annum rate equal at all times to two percent (2%) in excess of the rates otherwise applicable thereto.

          3.2 INTEREST PAYMENT DATES. Except as otherwise provided in Section 3.1(b), and, unless sooner accelerated pursuant to Section 7.2, interest on the Loans shall be payable in arrears on the following dates:

               (a) PRIME RATE LOANS. Interest on each Prime Rate Loan shall be payable (i) monthly on the first Business Day of each month, (ii) on the date of any prepayment or conversion of any such Prime Rate Loan, and (iii) on the Commitment Termination Date;

               (b) EURODOLLAR RATE LOANS. Interest on each Eurodollar Rate Loan shall be payable (i) on the last day of each Interest Period for such Eurodollar Rate Loan, and (ii) on the Commitment Termination Date; PROVIDED that
(A) in the case of any such Interest Period which is greater than ninety (90) days, interest on such Eurodollar Rate Loan shall be payable on each date occurring at ninety (90) day intervals from the beginning of such Interest Period, and on the last day of such Interest
Period and (B) if any prepayment, conversion or continuation is effected other than on the last day of such Interest Period, accrued interest on such Eurodollar Rate Loan shall be due on such prepayment, conversion or continuation date as to the principal amount of such Eurodollar Rate Loan prepaid, converted or continued.

               (c) HOLIDAYS. Any payment (other than in respect of a Eurodollar Rate Loan) which would otherwise become due on a day other than a Business Day, shall instead become due on the next succeeding Business Day and such extension shall be reflected in the computation of any payments hereunder on such adjusted date.

          3.3  FEES.

               (a) UNUSED LINE FEE. Borrower agrees to pay to Agent for the account of each Lender an unused line fee on the average daily unused portion of such Lender's Commitment as in effect from time to time from the Closing Date until the Commitment Termination Date at the rate of one-eighth of one percent (0.125%) per annum, payable (i) monthly in arrears on the first Business Day of each month, commencing on the first such date after the Closing Date, and (ii) on the Commitment Termination Date.

               (b) AGENT'S FEE. Borrower agrees to pay to Agent an annual fee in the amount of Twenty-Five Thousand Dollars ($25,000), payable in advance on the Closing Date with respect to the first year. Each year thereafter, such annual fee shall be payable, in arrears, in quarterly installments of Six Thousand Two Hundred Fifty Dollars ($6,250) each, commencing January 1, 1998, and continuing on the first day of each third month thereafter until the Commitment Termination Date, at which time a final installment of Six Thousand Two Hundred Fifty Dollars ($6,250) shall be due and payable.

               (c) AUDIT EXPENSES. Borrower agrees to pay to Agent and Lenders, upon demand therefor, all out of pocket audit expenses actually incurred by Agent and/or Lenders in connection with each audit conducted pursuant to Section 6.3(e), regardless of frequency of such audits.

          3.4  COMPUTATION OF INTEREST AND FEES.

               All computations of interest and unused line fees for any period shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed in such period. Interest shall accrue from the first day of the making of a Loan to the date of repayment of such Loan in accordance with the provisions of this Agreement; PROVIDED, HOWEVER, that if a Loan is repaid on the same day on which it is made, then one (1) day's interest shall be paid on that Loan. Any and all interest not paid when due shall thereafter be deemed to be a Prime Rate Loan made under Section 2.1 and shall bear interest thereafter as provided for in Section 3.1(a)(i) to the greatest extent permitted by law.

          3.5  HIGHEST LAWFUL RATE.

               Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other Loan Document, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by any Lender in connection with this Agreement under applicable law (the "Maximum Rate"), Borrower shall not be obligated to pay, and such Lender shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

          3.6  INCREASED RISK-BASED CAPITAL COST.

               If the amount of capital required or expected to be maintained by any Lender or any Person directly or indirectly owning or controlling such Lender (each a "Control Person"), shall be affected by:

            (i) the introduction or phasing in of any law, rule or regulation after the date hereof,

           (ii) any change after the date hereof in the interpretation of any existing law, rule or regulation by any central bank or United States or foreign governmental authority charged with the administration thereof, or

          (iii) compliance by such Lender or such Control Person with any directive, guideline or request from any central bank or United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the date hereof, and such Lender shall have reasonably determined that such introduction, phasing in, change or compliance shall have had or will thereafter have the effect of reducing (x) the rate of return on such Lender's or such Control Person's capital, or (y) the asset value to such Lender or such Control Person of the Loans made or maintained by such Lender, in either case to a level below that which such Lender or such Control Person could have achieved or would thereafter be able to achieve but for such introduction, phasing in, change or compliance (after taking into account such Lender's or such Control Person's policies regarding capital), in either case by an amount which such Lender in its reasonable judgment deems material, then, promptly upon demand by such Lender given concurrently to Agent and Borrower, Borrower shall pay to such Lender or such Control Person such additional amount or amounts as shall be sufficient to compensate such Lender or such Control Person, as the case may be, for such reduction. Each Lender shall use its commercial best efforts to notify Agent and Borrower within 45 days of such Lender obtaining notice that amounts will be due under this Section 3.6; PROVIDED, HOWEVER, any failure by any Lender to so notify Agent or Borrower, shall not limit or otherwise affect the obligations of Borrower hereunder to pay such amounts.

          3.7  TAXES.

               (a) NO REDUCTION OF PAYMENTS. Borrower shall pay all amounts of principal, interest, fees and other amounts due hereunder free and clear of, and without reduction for or on account of, any present and future taxes, levies, imposts, duties, fees, assessments, charges, deductions or withholdings and all liabilities with respect thereto excluding in the case of each Lender and Agent, income and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender or Agent is organized or in which its principal executive offices may be located or any political subdivision or taxing authority thereof or therein, and by the jurisdiction of such Lender's Lending Office and any political subdivision or taxing authority thereof or therein (all such nonexcluded taxes, levies, imposts, duties, fees, assessments, charges, deductions, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Taxes shall be required by law to be deducted or withheld from any payment, Borrower shall increase the amount paid so that the respective Lender receives, or Agent receives, when due (and is entitled to retain), after deduction or withholding for or on account of such Taxes (including deductions or withholdings applicable to additional sums payable under this Section 3.8), the full amount of the payment provided for in this Agreement.

               (b) DEDUCTION OR WITHHOLDING; TAX RECEIPTS. If Borrower makes any payment hereunder in respect of which it is required by law to make any deduction or withholding, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and promptly thereafter shall furnish to Agent (for itself or for redelivery to the Lender to or for the account of which such payment was made) an original or certified copy of a receipt evidencing payment thereof, together with such other information and documents as Agent or any Lender (through Agent) may reasonably request.

               (c) INDEMNITY. If any Lender or Agent is required by law to make any payment on account of Taxes, or any liability in respect of any Tax is imposed, levied or assessed against any Lender or Agent, Borrower shall indemnify Agent and Lenders for and against such payment or liability, together with any incremental taxes, interest or penalties, and all costs and expenses, payable or incurred in connection therewith, including Taxes imposed on amounts payable under this Section 3.8, whether or not such payment or liability was correctly or legally asserted. A certificate of Agent or any Lender as to the amount of any such payment shall, in the absence of manifest error, be conclusive and binding for all purposes.

               (d) FORMS 1001 AND 4224. Each Lender that is incorporated under the laws of any jurisdiction outside the United States agrees to deliver to Agent and Borrower on or prior to the Closing Date, and in a timely fashion thereafter, Form 1001, Form 4224 or such other documents and forms of the United States Internal Revenue Service, duly executed and completed by such Lender, as are required under United States law to establish such Lender's status for United States withholding tax purposes.

               (e) MITIGATION. Each Lender agrees that as promptly as practicable after it becomes aware of the occurrence of an event that would cause Borrower to make any payment in respect of Taxes to such Lender or a payment in indemnification with respect to any Taxes, and in any event if so requested by Borrower following such occurrence, each Lender shall use reasonable efforts to make, fund or maintain its affected Loan (or relevant part thereof) through another Lending Office if as a result thereof the additional amounts so payable by Borrower would be avoided or materially reduced and if, in the reasonable opinion of such Lender, the making, funding or maintaining of such Loan (or relevant part thereof) through such other Lending Office would not in any material respect be disadvantageous to such Lender or contrary to such Lender's normal banking practices.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

          4.1  CONDITIONS PRECEDENT TO THE INITIAL LOANS.

               The obligations hereunder of each Lender, including the obligation to make its initial Loan, shall be subject to the satisfaction of each of the following conditions precedent on or before the Closing Date:

               (a) FEES. Borrower shall have paid all fees then due in accordance with Section 3.3.

               (b) LOAN DOCUMENTS. Agent shall have received (i) this Agreement and the Notes, duly executed by Borrower; (ii) the Collateral Documents duly executed by each of the respective parties thereto; and (iii) the Certified Consent, duly executed by Certified and GEC.

               (c) UCC SEARCH. Agent shall have received the results, dated as of a recent date prior to the Closing Date, of searches conducted in the UCC filing records in each of the governmental offices in each jurisdiction in which personal property and fixture Collateral is located, which shall have revealed no Liens with respect to any of the Collateral except Permitted Liens.

               (d) ADDITIONAL CLOSING DOCUMENTS. Agent shall have received the following, in form and substance satisfactory to it:

                 (i) a certificate of the chief financial officer of Borrower, dated the Closing Date, certifying copies of the Investment Agreement (setting forth such terms and conditions as Agent shall require and otherwise in form and substance satisfactory to Agent and its counsel), the Operating Agreement (setting forth such terms and conditions as Agent shall require and otherwise in form and substance satisfactory to Agent and its counsel), the GCC Loan Guidelines (including therein descriptions of EFT Program Leases) and all agreements and documents relating to outstanding Subordinated Debt and Capital Debt;

                (ii) evidence of termination of the BT Credit Agreement and all related documents;

               (iii) certificates of one or more nationally recognized insurance brokers or other insurance specialists acceptable to Agent, dated as of a recent date prior to the Closing Date, evidencing that all insurance with respect to Borrower required under this Agreement and the Collateral Documents is in full force and effect, naming Agent as loss payee with respect to casualty coverages and as additional insured with respect to all general liability coverages;

                (iv) evidence that all (A) authorizations or approvals, and all material licenses, permits or authorizations, of any Governmental Authority and (B) approvals or consents of any other Person, required in connection with the execution, delivery and performance of the Loan Documents or the operation and conduct of Borrower's business and ownership of its properties shall have been obtained and shall be in full force and effect;

                 (v) (in sufficient copies for Lenders) the unaudited Consolidated financial statements of Borrower and its Subsidiaries as at July 31, 1996;

                (vi) a completed Borrowing Base Certificate as of the date not more than two Business Days before the Closing Date, together with the related collateral reports and information, also as of such date, specified in
Section 6.1(a);

               (vii) a certificate of the chief financial officer of Borrower, dated the Closing Date, stating that (A) the representations and warranties contained in Article V and in the other Loan Documents are true and correct on and as of the date of such certificate as though made on and as of such date, (B) on and as of the Closing Date, no Default shall have occurred and be continuing or shall result from the initial Borrowing and (C) no Material Adverse Effect has occurred and is continuing;

              (viii) a certificate of the chief financial officer of Borrower, attesting that both before and after giving effect to the transactions contemplated by this Agreement, Borrower is and will be Solvent; and

                (ix) a certificate of the chief financial officer of Borrower, attesting that there is no pending or threatened litigation, proceeding, inquiry or other action seeking an injunction, restraining order, damages or other relief of any kind or nature whatsoever, legal or equitable, with respect to the transactions contemplated by this Agreement, the Collateral Documents, or Borrower's other business activities.

               (e) CORPORATE DOCUMENTS. Agent shall have received the following, in form and substance satisfactory to it:

                 (i) certified copies of the articles of incorporation of Borrower, together with certificates as to good standing and tax status, from the Secretary of State or other Governmental Authority, as applicable, of Borrower's state of incorporation and certificates from the Secretary of State or other Governmental Authority, as applicable, of each other state where

Borrower is qualified to do business as a foreign corporation as to Borrower's status as a foreign corporation and tax status, each dated as of a recent date prior to the Closing Date; and

                (ii) a certificate of the Secretary or Assistant Secretary of Borrower, dated the Closing Date, certifying (A) copies of the bylaws of Borrower and the resolutions of the Board of Directors of Borrower authorizing the execution, delivery and performance of the Loan Documents and (B) the incumbency, authority and signatures of each Authorized officer who will act as such in connection with the Loan Documents.

               (f) LEGAL OPINION. Agent shall have received the opinion of Sheppard, Mullin, Richter & Hampton, counsel to Borrower, GEC and Certified, dated the Closing Date, in substantially the form of the opinion rendered by such law firm in connection with the BT Credit Agreement.

               (g) DUE DILIGENCE AND OTHER MATTERS. Agent shall have completed its due diligence investigation of Borrower, and shall be satisfied, in its sole discretion, with the results thereof, including an investigation confirming that there has not occurred a substantial impairment of the financial markets generally.

               (h) TERMINATION OF INTERCOMPANY OBLIGATIONS. All obligations owing by Borrower to Certified under the Certified Note shall be paid in full, and Agent shall have received copies of the Certified Note and the Certified Subordination and Security Agreement marked "Cancelled".

          4.2  CONDITIONS PRECEDENT TO ALL LOANS.

               The obligation of each Lender to make a Loan on the occasion of each Borrowing, including the initial Loan, shall be subject to the satisfaction of each of the following conditions precedent:

               (a) NOTICE. Borrower shall have given the Notice of Borrowing or telephonic notice thereof as provided in Section 2.2.

               (b) BORROWING BASE CERTIFICATE AND COLLATERAL REPORTS. Borrower shall have delivered to Agent a completed Borrowing Base Certificate dated as of a date at least as recent as that required under Section 6.1(a)(viii), in form and substance satisfactory to Agent, together with the related collateral reports and information required under Section 6.1(a)(viii), and the statements contained therein shall be true and correct on and as of the date thereof. The giving of any Notice of Borrowing and the acceptance by Borrower of the proceeds of a Borrowing shall each be deemed a certification to Agent and Lenders that on and as of the date of such Borrowing such statements are true and correct as of the date of such Borrowing Base Certificate and that any changes in the information set forth therein have been only in the ordinary course of business.

               (c) COLLATERAL. Agent shall have received, in form and substance satisfactory to it, evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, which shall be necessary to create, in favor of Agent on behalf of Lenders, a perfected first priority Lien on the Collateral, including the filing of completed UCC-1 financing statements in the appropriate governmental offices, any necessary deliveries of Collateral (including all Collateral consisting of instruments) to the extent and in the manner provided in Section 3 of the Security Agreement, together with appropriate endorsements, and compliance with all other Collateral Procedures.

               (d) MATERIAL ADVERSE EFFECT. On and as of the date of such Borrowing, there shall have occurred no Material Adverse Effect since the date of this Agreement (in the case of the initial Borrowing) or the date of the most recent Borrowing (in the case of any subsequent Borrowing), as the case may be.

               (e) REPRESENTATIONS AND WARRANTIES; NO DEFAULT. On the date of such Borrowing, both before and after giving effect thereto and to the application of proceeds therefrom: (i) the representations and warranties contained in Article V and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing as though made on and as of such date; and (ii) no Default shall have occurred and be continuing or shall result from such Borrowing. For purposes of this Section 4.2(e) in respect of the representation and warranty contained in Section 5.1(p), clause (i) shall be deemed to refer to the last day of the most recent fiscal quarter and fiscal year for which financial statements have then been delivered and shall not be deemed to refer to any other representations and clause (i) warranties which relate solely to a specific date (PROVIDED that such other representations and warranties shall be true and correct as of such date). The giving of any Notice of Borrowing and the acceptance by Borrower of the proceeds of each Borrowing following the Closing Date shall each be deemed a certification to Agent and Lenders that on and as of the date of such Borrowing such statements are true.

               (f) ADDITIONAL DOCUMENTS. Agent shall have received, in form and substance satisfactory to it, such additional approvals, opinions, documents and other information as Agent or any Lender (through Agent) may reasonably request.


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

          5.1  REPRESENTATIONS AND WARRANTIES.

               Borrower represents and warrants to each Lender and Agent that:

               (a) ORGANIZATION AND POWERS. Each of Borrower and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction of its incorporation, is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would have a Material Adverse Effect and has all requisite power and authority to own its assets and carry on its business and to execute, deliver and perform its obligations under the Loan Documents.

               (b) AUTHORIZATION; NO CONFLICT. The execution, delivery and performance by Borrower of the Loan Documents have been duly authorized by all necessary corporate action of Borrower and do not and will not (i) contravene the terms of the certificate or articles, as the case may be, of incorporation and the bylaws of Borrower or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected; (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or the like binding on or affecting Borrower; or (iii) except as contemplated by this Agreement, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties of Borrower.

               (c) BINDING OBLIGATION. The Loan Documents to which Borrower is or will become a party constitute, or when delivered under this Agreement will constitute, legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

               (d) CONSENTS. No authorization, consent, approval, license, exemption of, or filing or registration with, any Governmental Authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by Borrower of any of the Loan Documents, except for recordings or filings in connection with the perfection of the Liens on the Collateral in favor of Agent on behalf of Lenders.

               (e) NO DEFAULTS. Neither Borrower nor any of its Subsidiaries is in default under any material contract, lease, agreement, judgment, decree or order to which it is a party or by which it or its properties may be bound, which default would have a Material Adverse Effect.

               (f) TITLE TO PROPERTIES; LIENS. Borrower and its Subsidiaries have good and marketable title to their properties and assets, including all property forming a part of the Collateral, and there is no Lien upon or with respect to any of such properties or assets, including any of the Collateral, except for Permitted Liens.

               (g) LITIGATION. There are no actions, suits or proceedings pending or, to the best of Borrower's knowledge, threatened against or affecting Borrower or any of its Subsidiaries or the properties of Borrower or any of its Subsidiaries before any Governmental Authority or arbitrator which if determined adversely to Borrower or any such Subsidiary would have a Material Adverse Effect.

               (h) COMPLIANCE WITH ENVIRONMENTAL LAWS. Each of Borrower and its Subsidiaries is in full compliance with all Environmental Laws, whether in connection with the ownership, use, maintenance or operation of its Premises or the conduct of any business thereon, or otherwise. Neither Borrower, any of its Subsidiaries nor to the best of Borrower's knowledge, after due and diligent inquiry and investigation, any previous owner, tenant, occupant, user or operator of the Premises, or any present tenant or other present occupant, user or operator of the Premises, has used, generated, manufactured, installed, treated, released, stored or disposed of any Hazardous Substances on, under, or at the Premises, except in compliance with all applicable Environmental Laws. After due and diligent inquiry and investigation, Borrower has determined that no Hazardous Substances have at any time been spilled, leaked, dumped, deposited, discharged, disposed of or released on, under, at or from the Premises, nor have any of the Premises been used at any time by any Person as a landfill or waste disposal site. There are no actions, suits, claims, notices of violation, hearings, investigations or proceedings pending or, to the best of Borrower's knowledge, threatened against or affecting Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of the Premises, relating to Environmental Laws or Hazardous Substances.

               (i) GOVERNMENTAL REGULATION. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act, any state public utilities code or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

               (j)  ERISA.

                 (i) Borrower and all ERISA Affiliates have satisfied all applicable contribution requirements under Section 412(c)(11) of the Internal Revenue Code and have never sought a waiver under Section 412(d) of the Internal Revenue Code;

                (ii) no Termination Event has occurred and is continuing, or is reasonably expected to occur;

               (iii) the aggregate amount of Unfunded Accrued Benefits under all Pension Plans (excluding in such computation Pension Plans with assets greater than accrued benefits) does not exceed $250,000;

                (iv) there is no condition or event under which Borrower, any ERISA Affiliate, or any Plan maintained by Borrower or any ERISA Affiliate could be subject to any risk of material liability under ERISA or the Internal Revenue Code, regardless of whether Borrower or any ERISA Affiliate engaged in a transaction giving rise to the liability;

                 (v) neither Borrower nor any ERISA Affiliate has unfunded, contingent liability that exceeds $250,000 with respect to Plans that provide post-retirement welfare benefits; and

                (vi) all Plans maintained by, or contributed to by, Borrower or any ERISA Affiliate comply in all material respects, and have been administered in material compliance with, the requirements of applicable law (including, if applicable, foreign law, ERISA and the Internal Revenue Code), and in accordance with each Plan's terms.

               (k)  SUBSIDIARIES; OWNERSHIP.

                 (i) The name, capital structure and ownership of each Subsidiary of Borrower on the date of this Agreement is as set forth in SCHEDULE 5.1(k). All of the outstanding capital stock of, or other interest in, each such Subsidiary has been validly issued, and is fully paid and nonassessable. Except as set forth in such Schedule, on the date of this Agreement Borrower has no material equity interest in any Person.

                (ii) Certified is directly, or indirectly through GEC, the record and beneficial owner of 100% of the issued and outstanding shares of capital stock of Borrower.

               (l)  RECEIVABLES.

                 (i) At the time of the creation of a Receivable, such Receivable will be a bona fide existing obligation in the ordinary and usual course of Borrower's business; to the best of Borrower's knowledge at the time of the creation of a Receivable, such Receivable will be owed to Borrower without any defenses, disputes, offsets, or counterclaims, or any rights of cancellation; Borrower shall not have received notice of actual or imminent bankruptcy or insolvency of any Receivable Debtor at the time the Receivable due from such Receivable Debtor is created; in accordance with prudent credit policies, to the best knowledge of Borrower at the time of the creation of any Receivable, the Receivable Debtor will be able to timely discharge all of its Indebtedness to Borrower; and, in the event Borrower becomes aware or is notified that any of the warranties, representations or covenants contained in this Section 5.1(l) is no longer completely accurate or true, or becomes aware of any fact or event which would adversely affect any or all of the Receivable Debtor's ability to timely discharge any or all of their Indebtedness to Borrower, Borrower will immediately provide Agent with written notification of such change in circumstances and any and all information Borrower has regarding same.

                (ii) At the time each Receivable is created, all performance by Borrower giving rise to such Receivable shall have been completed. Borrower shall deliver to Agent, all originals of all Store Development Loans, Equipment Loans, Inventory Loans, Deposit Fund Loans, Affiliate Loans, EFT Program Leases, and such other documentation as Agent may from time to time require. All copies of all such items, whether retained by Borrower, the Receivable Debtor thereunder, or any other party, shall be conspicuously marked "Copy."

               (iii) At the time each Receivable is created, all such Receivables will be due and payable on terms based upon Borrower's historical ordinary course of business practices, or less (or on such other terms approved in writing by Agent in advance of the creation of such Receivable and which are expressly set forth on the face of all Finance Receivables and Additional Loan/Lease Receivables, copies of which shall be held by Borrower as custodian for Agent).

                (iv) Agent shall retain its security interest in all Receivables, eligible and ineligible, until all Obligations have been fully repaid and the Commitments have been terminated. Borrower shall promptly notify Agent of all recoveries and, on request, promptly notify Agent of all disputes and claims. During the existence of an Event of Default, no discount, credit or allowance shall be granted to any Receivable Debtor by Borrower without Agent's consent. Agent may, during the existence of an Event of Default, settle or adjust disputes and claims directly with Receivable Debtors for amounts and upon terms which Agent considers advisable, and in such cases Agent will credit Borrower's account with only the net amounts received by Agent in payment of the Receivables, after deducting all Agent's Expenses in connection therewith.

               (m) MARGIN REGULATIONS. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock" (within the meaning of Regulations G or U of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

               (n) TAXES. Each of Borrower and its Subsidiaries has duly filed all tax and information returns required to be filed, and has paid all taxes, fees, assessments and other governmental charges or levies that have become due and payable, except to the extent such taxes or other charges are being contested in good faith and are adequately reserved against in accordance with GAAP.

               (o) PATENTS AND OTHER RIGHTS. Each of Borrower and its Subsidiaries possesses all permits, franchises, licenses, patents, trademarks' trade names, service marks, copyrights and all rights with respect thereto, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of its business and neither Borrower nor any such Subsidiary is in violation of any rights of others with respect to the foregoing.

               (p) INSURANCE. The properties of Borrower and its Subsidiaries are insured, with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the localities where Borrower or such Subsidiary operates.

               (q) FINANCIAL STATEMENTS. The audited Consolidated balance sheet of Borrower and its Subsidiaries as at August 31, 1995, and the related Consolidated statements of income, shareholders' equity and cash flows for the fiscal year then ended, and the unaudited Consolidated balance sheet of Borrower and its Subsidiaries as at July 31, 1996 and the related Consolidated statement of income for the month then ended and the eleven month period then ended, are complete and correct and fairly represent the financial condition of Borrower and its Subsidiaries as at such dates and the results of operations of Borrower and its Subsidiaries for the periods covered by such statements, in each case in accordance with GAAP consistently applied, subject, in the case of the July 31, 1996 financial statements, to normal year-end adjustments. Since August 31, 1995, there has been no Material Adverse Effect.

               (r) LIABILITIES. Neither Borrower nor any of its Subsidiaries has any material liabilities, fixed or contingent, that are not reflected in the financial statements referred to in subsection (q), in the notes thereto or otherwise disclosed in writing to Lenders, other than liabilities arising in the ordinary course of business since August 31, 1995 the NCB Loan Purchase Agreement and the Guaranty.

               (s) LABOR DISPUTES, ETC. There are no strikes, lockouts or other labor disputes against Borrower or any of its Subsidiaries, or, to the best of Borrower's knowledge, threatened against or affecting Borrower or any of its Subsidiaries, which may have a Material Adverse Effect.

               (t) DISCLOSURE. None of the representations or warranties made by Borrower or any of its Subsidiaries in the Loan Documents as of the date of such representations and warranties, and none of the statements contained in each exhibit or report furnished by or on behalf of Certified, Borrower or any of its Subsidiaries to Agent and Lenders in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

               (u) SUBORDINATED DEBT; OTHER AGREEMENTS. Borrower is not in default under or in breach of the terms of any Subordinated Debt or any other indentures or agreements to which it is a party.

               (v) MATERIAL ADVERSE EFFECT. No other Material Adverse Effect has occurred and is continuing.

               (w) SOLVENCY. Borrower is and shall hereafter be at all times Solvent.


                                   ARTICLE VI
                                    COVENANTS

          6.1  REPORTING COVENANTS.

               So long as any of the Obligations shall remain unpaid or any Lender shall have any Commitment, Borrower agrees that:

               (a) FINANCIAL STATEMENTS AND OTHER REPORTS. Borrower will furnish to Agent in sufficient copies for distribution to Lenders:

                 (i) as soon as available and in any event within 120 days after the end of each fiscal year of Borrower, a Consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year, and the related Consolidated statements of shareholders' equity and cash flows of Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, and accompanied by a report thereon of independent certified public accountants of recognized national standing acceptable to Agent, which report shall be unqualified as to scope of audit or the status of Borrower and its Subsidiaries as a going concern, together with a certificate of such independent public accountants stating that
(1) their audit examination of Borrower and its Subsidiaries has included a review of the terms of this Agreement as they relate to accounting matters; (2) in the course of such audit examination, which audit was conducted by such accountants in accordance with generally accepted auditing standards, such accountants have obtained no knowledge that any Default has occurred and is continuing, or, if such Default has occurred and is continuing, indicating the nature thereof; PROVIDED that such accountants shall not be liable by reason of any failure to obtain knowledge of any Default that would not be disclosed in the course of their audit examination; and (3) based on their audit examination nothing has come to their attention which causes them to believe that the matters set forth in the Compliance Certificate delivered pursuant to clause (v) for the applicable fiscal year with respect to compliance with the provisions of
Section 6.2 and subsections (a), (f), (g) and (h) of Section 6.4 are not stated in accordance with the terms of this Agreement;

                (ii) as soon as available and in any event within 45 days after the end of each calendar month, a Consolidated balance sheet of Borrower and its Subsidiaries as of the end of such month, and the related Consolidated and consolidating statement of income of Borrower and its Subsidiaries for such month and the portion of the fiscal year through such month, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form (A) the figures for the corresponding period in the preceding fiscal year and (B) the projected figures for the corresponding period contained in the forecast for the current fiscal year delivered to Lenders hereunder, together with a certificate of the chief financial officer of Borrower stating that such financial statements fairly present the financial condition of Borrower and its Subsidiaries as at such date and the results of operations of Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP (except for the absence of footnote disclosure) consistently applied, subject to changes from normal, year-end adjustments;

               (iii) concurrent with the financial statements delivered pursuant to subsection (i) above, copies of the reports submitted to Borrower by its independent certified public accountants in connection with each annual audit examination of Borrower and its Subsidiaries made by such accountants, including the "management letter" submitted by such accountants to Borrower in connection with their annual audit relating to the results of operations of Borrower and any variance from Borrower's projections;

                (iv) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower and together with the annual financial statements required pursuant to clause (i), a Compliance Certificate as of the end of such fiscal quarter or fiscal year;

                 (v) as soon as available and in any event not more than 90 days after the start of each fiscal year of Borrower and its Subsidiaries, a Consolidated financial forecast for Borrower and its Subsidiaries for the following fiscal year, including forecasted Consolidated balance sheets and statements of income and cash flow of Borrower and its Subsidiaries, which forecast shall (A) state the assumptions used in the preparation thereof, (B) contain such other information as requested by any Lender and (C) be in form satisfactory to the Majority Lenders;

                (vi) as soon as available, copies of all financial statements and reports delivered by Certified under Section 6.12 of the Certified Loan Agreement, together with all certificates accompanying or delivered in connection such financial statements and reports;

               (vii) as soon as available and in any event not later than fifteen Business Days after the end of each calendar month (or more frequently if requested by the Majority Lenders), (A) a completed Borrowing Base Certificate, (B) a report with respect to the Receivables containing (1) detailed aging information, (2) summaries of the Receivables, including a breakdown thereof by category, (3) descriptions of any amendments modifications and waivers entered into with or otherwise granted to any Receivable Debtors, and (4) a listing of all charge-offs since the date of the last such report, and
(C) the "Watch Report" prepared by Borrower with respect to the Receivable Debtors, each as of the end of such month (or other reporting period so requested) and in form and substance satisfactory to Agent;

              (viii) such reports and notices as are required by the Security Agreement;

                (ix) prompt written notice of any proposed changes in the GCC Loan Guidelines and material changes to the other documentation, credit and collection policies and practices of Borrower, setting forth the details thereof; and

                 (x) promptly after the giving, sending or filing thereof, copies of all reports, if any, which Certified sends to the holders of its capital stock or other securities and of all reports or filings, if any, by Certified, Borrower or any of their Subsidiaries with the Securities and Exchange Commission or any national securities exchange.

               (b)  ADDITIONAL INFORMATION.  Borrower will furnish to Agent:

                 (i) concurrent with the financial statements delivered pursuant to Sections 6.1(a)(i) and (ii), a certificate of the chief financial officer of Borrower certifying that as of the end of the fiscal year, fiscal quarter or month, as applicable, no Default has occurred and is continuing, or, if a Default has occurred and is continuing, setting forth details of such Default and the action which Borrower proposes to take with respect thereto;

                (ii) prompt written notice of (A) any proposed acquisition of stock, assets or property by Borrower that could reasonably be expected to result in environmental liability under Environmental Laws, and (B) (1) any spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Substances required to be reported to any Governmental Authority under applicable Environmental Laws, and (2) all actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the best of Borrower's knowledge, threatened against or affecting Borrower with respect to the ownership, use, maintenance and operation of the Premises, relating to Environmental Laws or Hazardous Substances, in each case together with a statement of an Authorized Officer setting forth the details thereof and the action which Borrower proposes to take with respect thereto;

               (iii) prompt written notice of all actions, suits and proceedings before any Governmental Authority or arbitrator pending, or to the best of Borrower's knowledge, threatened against or affecting Borrower or any of its Subsidiaries which (A) if adversely determined would involve an aggregate liability of $250,000 or more, or (B) otherwise may have a Material Adverse Effect;

                (iv) promptly and in any event within 30 days after Borrower has knowledge that any Termination Event has occurred, a statement of an Authorized Officer setting forth details as to such Termination Event and the action which Borrower proposes to take with respect thereto, together with a copy of any notice of such Termination Event to the PBGC; and promptly after Borrower becomes aware thereof, the details concerning any action taken or proposed to be taken by the IRS, PBGC, Department of Labor or other Person with respect thereto;

                 (v) promptly upon the commencement or increase of contributions to, the adoption of, or an amendment to, a Plan by Borrower or an ERISA Affiliate, if such commencement or increase of contributions, adoption, or amendment could reasonably be expected to result in a net increase in unfunded liability to Borrower or an ERISA Affiliate in excess of $250,000, a calculation of the net increase in unfunded liability;

                (vi) promptly after filing or receipt thereof by Borrower or any ERISA Affiliate, copies of the following: (A) any notice received from the PBGC of intent to terminate or have a trustee appointed to administer any Pension Plan; (B) any notice received from the sponsor of a Multiemployer Plan concerning the imposition, delinquent payment, or amount of withdrawal liability; (C) any demand by the PBGC under Subtitle D of Title IV of ERISA; and
(D) any notice received from the IRS regarding the disqualification of a Plan intended to qualify under Section 401(a) of the Internal Revenue Code;

               (vii) the information regarding insurance maintained by Borrower as required under Section 6.3(c);

              (viii) prompt written notice of any Event of Default or any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect; and

                (ix) such other information respecting the operations, properties, business or condition (financial or otherwise) of Certified, Borrower or their respective Subsidiaries (including with respect to the Collateral) as any Lender (through Agent) may from time to time reasonably request.

          6.2  FINANCIAL COVENANTS.

               So long as any of the Obligations shall remain unpaid or any Lender shall have any Commitment, Borrower agrees that:

               (a) DEBT RATIO. Borrower will maintain a ratio of its Indebtedness (excluding any Capital Debt) to Consolidated Adjusted Tangible Net Worth as of the end of each of Borrower's fiscal quarters of not more than 1.6 to 1.0.

               (b) MINIMUM TANGIBLE NET WORTH. Borrower will maintain Consolidated Tangible Net Worth at all times of not less than $12,500,000.

               (c) INTEREST COVERAGE RATIO. Borrower will maintain a ratio of Consolidated EBIT to Consolidated Interest Expense, for the period of four consecutive fiscal quarters of the Borrower then ended (taken as one accounting period), of not less than 0.9 to 1.0, as determined as of the end of each of Borrower's first three fiscal quarters, and of not less than 1.0 to 1.0, as of each of Borrower's fiscal year ends.

          6.3  ADDITIONAL AFFIRMATIVE COVENANTS.

               So long as any of the Obligations shall remain unpaid or any Lender shall have any Commitment, Borrower agrees that:

               (a) PRESERVATION OF EXISTENCE, ETC. Borrower will, and will cause each of its Subsidiaries to, maintain and preserve its corporate existence, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties.

               (b) PAYMENT OF TAXES. ETC. Borrower will, and shall cause each of its Subsidiaries to, pay and discharge all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of Borrower or any Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP.

               (c) MAINTENANCE OF INSURANCE. Borrower, at its expense, shall keep and maintain the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks ordinarily insured against by other owners who use such properties in businesses for the full insurable replacement value thereof. Borrower shall also keep and maintain business interruption insurance and public liability and property damage insurance relating to Borrower's ownership and use of the Collateral and its other assets. All such policies of insurance shall be in such form, with such companies and in such amounts as may be satisfactory to Agent. Borrower shall deliver to Agent certified copies of such policies of insurance and, upon Agent's request, evidence of the payments of all premiums therefor. All such policies of insurance except those of public liability and those relating to property damage caused by Borrower or Borrower's agents and employees shall contain an endorsement in a form satisfactory to Agent showing Agent, on behalf of Lenders, as an additional insured thereunder, with a waiver of warranties thereof, and all proceeds payable thereunder shall be payable to Agent, on behalf of Lenders, and, upon receipt by Agent, shall be applied on the account of the Obligations. To secure the payment of the Obligations, Borrower grants Agent, on behalf of Lenders, a security interest in and to all such policies of insurance relating to the Collateral and the proceeds thereof, and Borrower shall direct all insurers under such policies of insurance relating to the Collateral to pay all proceeds thereof directly to Agent, on behalf of Lenders.

                    Borrower hereby irrevocably appoints Agent, on behalf of Lenders (acting through any of Agent's officers, employees or agents designated by Agent) to act, during the existence of an Event of Default, as Borrower's attorney in fact for the purpose of making, settling, and adjusting claims under such policies of insurance relating to the Collateral, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. Absent the existence of an Event of Default, Borrower shall have the right to make, settle and adjust any and all claims under such policies of insurance; PROVIDED, HOWEVER, that Borrower shall not legally conclude the settlement or adjustment of any claim in excess of Two Hundred Fifty Thousand Dollars ($250,000) without first obtaining the written consent of Agent. Borrower will not cancel any of such policies without Agent's prior written consent. Each such insurer shall agree by endorsement upon the policy or policies of insurance issued by it to Borrower as required above, or by independent instruments furnished to Agent, that it will give Agent at least ten (10) days' written notice before any such policy or policies of insurance shall be altered or cancelled, and that no act or default of Borrower, or any other Person, shall affect the right of Agent to recover under such policy or policies of insurance required above or to pay any premium in whole or in part relating thereto. If Borrower fails to obtain such policy or policies of insurance, Agent may, without waiving or releasing any Obligations or Default, but shall have no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect to such policies which Agent deem advisable. All sums so disbursed by Agent, as well as reasonable attorneys' fees, court costs, expenses, and other charges relating thereto, shall be a part of the Obligations and payable on demand.

               (d) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Borrower at all times hereafter shall maintain, and shall cause each of its Subsidiaries to maintain, a standard and modern system of accounting in accordance with GAAP, consistently applied, with ledger and account cards or computer tapes and computer discs, computer printouts and computer records pertaining to the Collateral which contain information as may from time to time be requested by Agent. Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, modify or change its method of accounting or enter into, modify or terminate any agreement presently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's and its Subsidiaries' accounting records without written consent of Agent first obtained and without said accounting firm or service bureau agreeing to provide information regarding the Collateral and Borrower's financial condition to Agent.

               (e) INSPECTION RIGHTS; AUDITS. Borrower will at any reasonable time and from time to time (i) permit Agent and Lenders or any of their respective agents or representatives to visit and inspect any of the properties of Borrower and its Subsidiaries and to examine and make copies of and abstracts from the records and books of account of Borrower and its Subsidiaries, and to discuss the business affairs, finances and accounts of Borrower and any such Subsidiary with any of the officers, employees or accountants of Borrower or such Subsidiary, and (ii) permit Agent or any of its agents or representatives to conduct one (1) periodic audit of the Collateral each twelve month period, commencing the Closing Date (or more during the continuance of an Event of Default and at such other frequencies as Agent or the Majority Lenders shall reasonably request absent an Event of Default), PROVIDED that communications between Agent or its agents or representatives and any Receivable Debtor in connection with any such audit shall be subject to the prior consent of Borrower at all times other than during the existence of an Event of Default, which consent of Borrower shall not be unreasonably withheld.

               (f) COMPLIANCE WITH LAWS, ETC. Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws) and the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound.

               (g) MAINTENANCE OF PROPERTIES, ETC. Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other corporations of similar character and size, ordinary wear and tear excepted.

               (h) LICENSES. Borrower will, and will cause each of its Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the transactions therein contemplated or the operation and conduct of its business and ownership of its properties.

               (i) ACTION UNDER ENVIRONMENTAL LAWS. Borrower will, and will cause each of its Subsidiaries to, upon becoming aware of the presence of any Hazardous Substance or the existence of any environmental liability under applicable Environmental Laws with respect to the Premises, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of the Premises, including all removal, containment and remedial actions, and restore the Premises to a condition in compliance with applicable Environmental Laws.

               (j) USE OF PROCEEDS. Borrower will use the proceeds of the Loans solely for the purpose of providing financing to the Certified Patrons in accordance with the GCC Loan Guidelines and to Affiliates of Borrower pursuant to Affiliate Loans.

               (k) NCB STOCK. Borrower shall hold that number of shares of Class B capital stock of NCB ("NCB Stock"), par value $100 per share, which is equal to one percent (1%) of the maximum amount of NCB's Commitment, and Borrower shall promptly execute and deliver such additional documents or instruments as NCB shall deem necessary or appropriate for NCB to obtain a perfected first priority Lien on such NCB Stock.

               (l) FURTHER ASSURANCES AND ADDITIONAL ACTS. Borrower will execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as Agent or the Majority Lenders shall deem necessary or appropriate to effectuate the purposes of the Loan Documents, and promptly provide Agent with evidence of the foregoing satisfactory in form and substance to Agent and the Majority Lenders, including, without limitation, any such agreements, instruments and documents that Agent shall deem necessary or desirable to reflect the release of any Collateral in connection with an Incremental Purchase.

          6.4  NEGATIVE COVENANTS.

               So long as any of the Obligations shall remain unpaid or any Lender shall have any Commitment, Borrower agrees that:

               (a) INDEBTEDNESS. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise become liable for or suffer to exist any Indebtedness, other than:

                 (i)     Indebtedness of Borrower to Lenders hereunder;

                (ii) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of Borrower's or such Subsidiary's business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

               (iii) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by Borrower or any of its Subsidiaries in the ordinary course of business;

                (iv) existing Indebtedness of Borrower and its Subsidiaries set forth in SCHEDULE 6.4(A)(IV);

                 (v) Senior Debt and Subordinated Debt of Borrower and its Subsidiaries in an aggregate principal amount not to exceed $30,000,000 at any time outstanding;

                (vi)     Indebtedness consisting of Capital Debt;

               (vii) Indebtedness of Borrower and its Subsidiaries under Capital Leases in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

              (viii) Indebtedness of Borrower to any of its wholly-owned Subsidiaries or of any of its wholly-owned Subsidiaries to another of its wholly-owned Subsidiaries; and

                (ix) Indebtedness of Borrower incurred pursuant to the Loan Purchase Agreements in a maximum principal amount not to exceed $70,000,000 and Indebtedness of Borrower under the Guaranty.

               (b) LIENS. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens.

               (c) CHANGE IN NATURE OF BUSINESS. Borrower will not, and will not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it at the date hereof.

               (d) RESTRICTIONS ON FUNDAMENTAL CHANGES. Borrower will not, and will not permit any of its Subsidiaries to, (i) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (ii) merge with or consolidate into, or acquire all or substantially all of the assets of, any Person, or enter into any partnership or joint venture with any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, except that any of Borrower's wholly-owned Subsidiaries may merge with, consolidate into or transfer all or substantially all of its assets to another of Borrower's wholly-owned Subsidiaries or to Borrower.

               (e) SALES AND LEASES OF ASSETS. Borrower will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of, or part with control of (whether in one transaction or a series of transactions) any assets (including any shares of stock in any Subsidiary or other Person), except (i) sales or other dispositions of assets in the ordinary course of business which have become worn out or obsolete or which are promptly being replaced; (ii) sales or other dispositions of assets by any of its wholly-owned Subsidiaries to another of its wholly-owned Subsidiaries or to Borrower; (iii) the sale of any Receivables to Certified to facilitate the collection of such Receivables in accordance with the provisions of the Operating Agreement; (iv) the sale or other disposition of Receivables or other lease or loan assets if (A) such sale or other disposition by Borrower is effected as part of and contemporaneously with the extension of credit by Borrower to the Receivables Debtor which gives rise to the Receivable, loan or lease asset subject of the sale or disposition, and (B) payments by the Receivable Debtors thereon shall be made directly to the transferees of such assets and such transferees shall have all other loan servicing obligations with respect to such assets; (v) the sale or other disposition effected by Borrower of assets acquired as an Investment permitted under Section 6.4(f)(v) which sale or other disposition is effected in compliance with obligations of Borrower incurred when such Investment was made; and (vi) the sale of the Released Collateral in accordance with the Loan Purchase Agreements.

               (f) LOANS AND INVESTMENTS. Borrower will not, and will not permit any of its Subsidiaries to, purchase or otherwise acquire the capital stock, assets (constituting a business unit), obligations or other securities of or any interest in any Person, or otherwise extend any credit to or make any additional investments in any Person, other than in connection with:

                 (i) Receivables under the GCC Loan Guidelines in the ordinary course of Borrower's business, except as provided in clause (v);

                (ii) extensions of credit to customers of GEC in accordance with the GCC Loan Guidelines in the ordinary course of Borrower's business not to exceed $750,000 at any time outstanding;

               (iii)     Affiliate Loans;

                (iv)     Permitted Investments and the NCB Stock; or

                 (v) extensions of credit in the form of subordinated Indebtedness from, and equity investments in, Certified Patrons, PROVIDED that, except for the investments and subordinated Indebtedness set forth on SCHEDULE 6.4(F)(V), no such extension of credit shall be made or investment consummated if, after and giving effect thereto, the aggregate amount of such subordinated Indebtedness and equity investments shall exceed, at the time of the credit extension or investment, as the case may be, the amount set forth below under the heading "Maximum Amount" during a time that the amount of Consolidated Adjusted Tangible Net Worth of Borrower shall be within the range set forth opposite such Maximum Amount:

          Consolidated Adjusted                 Maximum
           Tangible Net Worth                    Amount
          --------------------------         -----------

          Less than $14,500,000              $         0
          $14,500,000 to $14,999,999         $ 5,000,000
          $15,000,000 to $17,499,999         $ 8,000,000
          $17,500,000 to $19,999,999         $10,000,000
          $20,000,000 to $22,499,999         $12,000,000
          $22,500,000 to $24,999,999         $14,000,000
          $25,000,000 to $27,499,999         $16,000,000
          $27,500,000 to $29,999,999         $18,000,000
          $30,000,000 and above              $20,000,000

PROVIDED that nothing in the foregoing clause (v) shall require the liquidation or redemption of any such subordinated Indebtedness or equity investment that was permitted hereunder when made; PROVIDED, FURTHER, any increase in the book or fair market value of any such equity investments in

Certified Patrons shall be disregarded for purpose of the computation of Maximum Amount; PROVIDED FURTHER, for the purpose of calculating Consolidated Adjusted Tangible Net Worth for this Section 6.4(f)(v), Capital Debt shall not include that portion, if any, thereof that exceeds fifty percent (50%) of Consolidated Tangible Net Worth.

               (g) CAPITAL EXPENDITURES. Borrower will not, and will not permit any of its Subsidiaries to, make any expenditures for fixed or capital assets, including obligations under Capital Leases, in excess of $100,000, on a Consolidated basis, in any fiscal year of Borrower. For purposes of the foregoing, the acquisition by Borrower of (i) equipment for the purpose of leasing such equipment to Certified Patrons in the ordinary course of business or (ii) assets upon foreclosure of a security interest securing a Receivable, or in settlement thereof, arising in the ordinary course of business shall not be deemed an expenditure for fixed or capital assets.

               (h) OPERATING LEASES. Borrower will not, and will not permit any of its Subsidiaries to, make any expenditures in respect of Operating Leases, except for: (i) Operating Leases between Borrower and any of its wholly-owned Subsidiaries or between any Subsidiary and any of Borrower's wholly-owned Subsidiaries; and (ii) Operating Leases which would not cause Borrower and its Subsidiaries, on a Consolidated basis, to make payments exceeding $100,000 in any fiscal year of Borrower.

               (i) SALES AND LEASEBACKS. Borrower will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Borrower or such Subsidiary has sold or transferred or is to sell or transfer to any other Person or (ii) which Borrower or such Subsidiary intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by Borrower or such Subsidiary to any other Person in connection with such lease.

               (j) DISTRIBUTIONS. (i) Borrower will not declare or pay any dividends in respect of Borrower's capital stock, or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, or otherwise acquire for value any stock of Borrower, except that Borrower may declare and deliver dividends and distributions payable only in common stock of Borrower. (ii) Borrower will not permit any Subsidiary of Borrower to grant or otherwise agree to or suffer to exist any consensual restrictions on the ability of such Subsidiary to pay dividends and make other distributions to Borrower, or to pay any Indebtedness owed to Borrower or transfer properties and assets to Borrower.

               (k) AMENDMENTS OF CERTAIN DOCUMENTS. Borrower will not (i) agree to or permit any amendment, modification or waiver of Section 8 of the Operating Agreement, or agree to or permit any amendment, modification or waiver of any other material provision of, or terminate, the Investment Agreement or the Operating Agreement; or (ii) agree to or permit any amendment, modification or waiver of any provision of any agreement related to any Capital Debt or Subordinated

Debt (including any amendment, modification or waiver pursuant to an exchange of other securities or instruments for outstanding Capital Debt or Subordinated Debt) if the effect of such amendment, modification or waiver is to (A) increase the interest rate on such Capital Debt or Subordinated Debt or change (to earlier dates) the dates upon which principal and interest are due thereon; (B) alter the redemption, prepayment or subordination provisions thereof; (C) alter the covenants and events of default in a manner which would make such provisions more onerous or restrictive to Borrower or such Subsidiary; or (D) otherwise increase the obligations of Borrower in respect of such Subordinated Debt or Capital Debt or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to Borrower, its Subsidiaries or Lenders.

               (l) AMENDMENTS OF GCC LOAN GUIDELINES. Borrower will not agree to or permit any amendment, modification or waiver of any provision of the GCC Loan Guidelines or other documentation, credit and collection policies and practices of Borrower that has the effect of diminishing the credit quality standards or expanding the credit availability criteria set forth in the GCC Loan Guidelines, making such policies and practices less rigorous, adding New Lease/Loan Products, or that otherwise would have a Material Adverse Effect without the prior written consent of Majority Lenders, which consent will not be unreasonably delayed or withheld and which consent shall include, with respect to New Lease/Loan Products, a designation as to whether each such New Lease/Loan Product shall be considered a Finance Receivable or an Additional Loan/Lease Receivable.

               (m) TRANSACTIONS WITH RELATED PARTIES. Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction, including the purchase, sale or exchange of property or the rendering of any services, with any Affiliate, any officer or director thereof or any Person which beneficially owns or holds five percent (5%) or more of the equity securities, or five percent (5%) or more of the equity interest, thereof (a "Related Party"), or enter into, assume or suffer to exist, or permit any Subsidiary to enter into, assume or suffer to exist, any employment or consulting contract with any Related Party, except a transaction or contract which is in the ordinary course of Borrower's or such Subsidiary's business and which is upon fair and reasonable terms not less favorable to Borrower or such Subsidiary than it would obtain in a comparable arm's length transaction with a Person not a Related Party; PROVIDED, HOWEVER, that nothing in this subsection shall prohibit the Operating Agreement or any Affiliate Loans made by Borrower in the ordinary course of its business (subject to the limitations thereon set forth in subsection (f)).

               (n) HAZARDOUS SUBSTANCES. Borrower will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Substances, except in compliance with all applicable Environmental Laws.

               (o) SUBORDINATED DEBT. Borrower will not, and will not permit any of its Subsidiaries to, prepay, purchase, acquire, redeem or retire any Subordinated Debt.

               (p) PURCHASES UNDER NCB LOAN PURCHASE AGREEMENT. Borrower will not make Incremental Purchases, or sell, transfer or otherwise dispose of any Collateral or rights or interest therein to NCB in connection with any Incremental Purchase, unless Borrower shall, contemporaneously with delivery under the NCB Loan Purchase Agreement to the Seller (as defined in the NCB Loan Purchase Agreement) of proper written notice of a request to make an Incremental Purchase, deliver to Agent a duly executed Purchase Notice and completed, unsigned Release.

                                   ARTICLE VII
                                EVENTS OF DEFAULT

          7.1  EVENTS OF DEFAULT.

               Any of the following events which shall occur shall constitute an "Event of Default":

               (a) PAYMENTS. Borrower shall fail to pay when due any amount of principal of, or interest on, any Loan or Note, or any fee or other amount payable hereunder or under any of the other Loan Documents, when due.

               (b) REPRESENTATIONS AND WARRANTIES. Any representation or warranty by Borrower under or in connection with this Agreement or the other Loan Documents shall prove to have been incorrect in any material respect when made or deemed made.

               (c) FAILURE BY BORROWER TO PERFORM CERTAIN COVENANTS. Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in Section 6.2, subsections (a) or (j) of Section 6.3 or
Section 6.4.

               (d) FAILURE BY BORROWER TO PERFORM OTHER COVENANTS. Borrower shall fail in any material respect to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed and any such failure shall remain unremedied for a period of twenty (20) days from the occurrence thereof (unless the Majority Lenders determine that such failure is not capable of remedy).

               (e) BANKRUPTCY. Borrower or any of its Subsidiaries, or Certified or any of its Subsidiaries ("Other Certified Subsidiaries"), shall admit in writing its inability to, or shall fail generally or be generally unable to, pay its debts (including its payrolls) as such debts become due, or shall make a general assignment for the benefit of creditors; or Borrower, Certified or any such Subsidiary of Borrower or Other Certified Subsidiary shall file a voluntary petition in bankruptcy or a petition or answer seeking reorganization, to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code or under any other state or federal law relating to bankruptcy or reorganization granting relief to debtors, whether now or hereafter in effect, or shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed against Borrower, Certified or any such Subsidiary of Borrower or Other Certified Subsidiary pursuant to the Bankruptcy Code or any such other state or federal law; or Borrower, Certified or any such other Certified Subsidiary or Subsidiary of Borrower shall be adjudicated a bankrupt, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any custodian, receiver or trustee for all or any substantial part of Borrower's, Certified's or any such Subsidiary of Borrower or Other Certified Subsidiary's property, or shall take any action to authorize any of the actions set forth above in this subsection; or an involuntary petition seeking any of the relief specified in this subsection shall be filed against Borrower, Certified or any such Subsidiary of Borrower or Other Certified Subsidiary and shall not be dismissed within twenty (20) days; or any order for relief shall be entered against Borrower, Certified or any such Subsidiary of Borrower or Other Certified Subsidiary in any involuntary proceeding under the Bankruptcy Code or any such other state or federal law referred to in this subsection (e).

               (f) DEFAULT UNDER OTHER INDEBTEDNESS. (i) Borrower, Certified or any Subsidiary of Borrower shall fail (A) to make any payment of any principal of, or interest or premium on, any Indebtedness (other than in respect of the Loans) in an aggregate principal amount outstanding of at least $250,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (B) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; (ii) any "Event of Default" shall occur under the Certified Loan Agreement; or (iii) any "Termination Event" or event of default shall occur under the Loan Purchase Agreements or the Guaranty.

               (g) JUDGMENTS. (i) A final judgment or order for the payment of money in excess of $250,000 which is not fully covered by insurance shall be rendered against Borrower or any of its Subsidiaries; or (ii) any non-monetary judgment or order shall be rendered against Borrower or any of its Subsidiaries which has or would reasonably be expected to have a Material Adverse Effect; and in each case there shall be any period of twenty (20) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

               (h)  ERISA.

                 (i) Borrower, Certified or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multiemployer Plan;

                (ii) Borrower, Certified or an ERISA Affiliate shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Internal Revenue Code, whether or not it has sought a waiver under Section 412(d) of the Internal Revenue Code;

               (iii) in the case of a Termination Event involving the withdrawal from a Pension Plan of a "substantial employer" (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), Borrower's, Certified's or an ERISA Affiliate's proportionate share of that Pension Plan's Unfunded Accrued Benefits is more than $250,000;

                (iv) in the case of a Termination Event involving the complete or partial withdrawal from a Multiemployer Plan, Borrower, Certified or an ERISA Affiliate has incurred a withdrawal liability in an aggregate amount exceeding $250,000;

                 (v) in the case of a Termination Event not described in clause (iii) or (iv), the Unfunded Accrued Benefits of the relevant Pension Plan or Plans exceed $250,000;

                (vi) a Plan of Borrower, Certified or an ERISA Affiliate that is intended to be qualified under Section 401(a) of the Internal Revenue Code shall lose its qualification, and the loss can reasonably be expected to impose on Borrower, Certified or an ERISA Affiliate liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of $250,000 or more;

               (vii) the commencement or increase of contributions to, the adoption of, or the amendment of a Plan by, Borrower, Certified or an ERISA Affiliate shall result in a net increase in unfunded liabilities to Borrower, Certified or an ERISA Affiliate in excess of $250,000; or

              (viii) the occurrence of any combination of events listed in clauses (iii) through (vii) that involves a net increase in aggregate Unfunded Accrued Benefits and unfunded liabilities in excess of $250,000.

               (i) MATERIAL ADVERSE EFFECT. A Material Adverse Effect not otherwise expressly mentioned in this Section 7.1, shall have occurred which gives reasonable grounds to conclude, in the reasonable judgment of the Majority Lenders, that Borrower may not, or will be unable to, perform or observe its obligations under the Loan Documents or Certified or GEC may not, or will be unable to, perform or observe in the normal course its obligations under the Operating Agreement.

               (j) CHANGE IN OWNERSHIP OR CONTROL. Certified shall (A) cease to own and control, directly or indirectly, one hundred percent (100%) of the issued and outstanding shares of capital stock of Borrower or (B) fail to possess, directly or indirectly, capital stock representing voting control of Borrower.

               (k) FAILURE TO PERFORM UNDER OPERATING AGREEMENT OR CERTIFIED CONSENT; OR INVALIDITY OF OPERATING AGREEMENT OR CERTIFIED CONSENT. Certified or GEC shall fail to perform or observe any term, covenant or agreement in Section 8 of the Operating Agreement, or shall fail in any material respect to perform or observe any other term, covenant or agreement contained in the Operating Agreement or the Certified Consent on its part to be performed or observed and any such failure shall remain unremedied for a period of twenty (20) days from the occurrence thereof (unless the Majority Lenders determine that such failure in not capable of remedy); or the Operating Agreement or the Certified
Consent shall for any reason be revoked or invalidated, or otherwise terminate or cease to be in full force and effect, or Certified, GEC or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder.

               (l) INVALIDITY OF SUBORDINATION PROVISIONS. The Investment Agreement or any agreement or instrument governing any Subordinated Debt or Capital Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect; or Certified, GEC or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Indebtedness hereunder shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the Investment Agreement.

               (m)  INVALIDITY OF OR BREACH UNDER COLLATERAL DOCUMENTS.
Borrower or any other Person shall fail in any material respect to perform or observe any term, covenant or agreement contained in the Collateral Documents on its part to be performed or observed and any such failure shall remain unremedied for a period of twenty (20) days from the occurrence thereof (unless the Majority Lenders determine that such failure is not capable of remedy); any of the Collateral Documents after delivery thereof shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or Borrower or any other Person shall contest in any manner the validity or enforceability thereof, or Borrower or any other Person shall deny that it has any further liability or obligation thereunder; or any of the Collateral Documents for any reason, except to the extent permitted by the terms thereof, shall cease to create a valid and perfected first priority Lien subject only to Permitted Liens in any of the Collateral purported to be covered thereby.

               (n) PURCHASES UNDER NCB LOAN PURCHASE AGREEMENT. Borrower shall sell, or shall accept any amount in respect of the Purchase Price (as defined in the NCB Loan Purchase Agreement) for, any Property (as defined in the NCB Loan Purchase Agreement) without obtaining the execution of and delivery by Agent of a Release with respect to all Collateral constituting or relating to such Property.

          7.2  EFFECT OF EVENT OF DEFAULT.

               If any Event of Default shall occur, Agent may, subject to
Section 8.3, at its election, and without notice of election and without demand, on behalf of Lenders, do any one or more of the following all of which are authorized by Borrower:

            (i) Declare the Obligations, whether evidenced by this Agreement, by the Notes, or otherwise, immediately due and payable;

           (ii) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement and terminate the daily automatic funds transfers from Agent's Account to Borrower's Account;

          (iii) Terminate this Agreement and the Commitments as to any future liability or obligation of Agent and Lenders, but without affecting Agent's and Lenders' rights and security interest in the Collateral and the Obligations;

           (iv) Exercise any or all of Agent's rights and remedies under the Collateral Documents; and

            (v) proceed to enforce all other rights and remedies available to Agent and Lenders under applicable law.


                                  ARTICLE VIII
                                AGENT AND LENDERS

          8.1  APPOINTMENT AND POWERS OF AGENT.

               Each Lender hereby appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the Collateral Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby expressly authorizes Agent to execute, deliver, and perform its obligations under this Agreement and each of the Collateral Documents to which Agent is a party, and to exercise all rights, powers, and remedies that Agent may have hereunder or thereunder. As to any matters not expressly provided for by this Agreement or the Collateral Documents (including enforcement or collection of the Notes), Agent (which term as used in this sentence, in Section 8.2, in Section 8.5, and in the first sentence of Section 8.6 shall include reference to its Affiliates and to its own and its Affiliates' officers, directors, employees, and agents) shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of the Notes; PROVIDED, HOWEVER, that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement, the Collateral Documents, the Notes, or applicable law. Agent agrees to give to each Lender prompt notice of each notice given to it by Borrower pursuant to the terms of this Agreement or the Collateral Documents.

          8.2  AGENT'S RELIANCE.

               Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement, the Notes, any Purchase Notice, any Release, or any Collateral Document, except for its own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives and accepts an assignment and acceptance entered into by the Lender which is the payee of such Note, as assignor, and an assignee as provided in
Section 11.8; (b) may consult with legal counsel, independent public accountants, and other experts selected by them and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement, the Notes, or any Collateral Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement, the Notes, or any of the Collateral Documents on the part of any Person party hereto or thereto or to inspect any asset (including the books and records) of Borrower or any of its subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement, the Notes, or any Collateral Document, or any other instrument or document furnished pursuant hereto or thereto; (f) shall incur no liability under or in respect of this Agreement, the Notes, or any Collateral Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telegram, cable, telefacsimile, or telex) believed by them to be genuine and signed or sent by the proper Person or Persons; and (g) may execute and deliver, and shall incur no liability under or in respect to this Agreement, the Notes, or any Collateral Document by executing and delivering, or executing or delivering any other document, instrument or agreement releasing any Collateral in connection with such execution and delivery of, a Release in respect of any Purchase Notice received by it.

          8.3  DEFAULTS.

               Agent shall not be deemed to have knowledge of the occurrence of an Event of Default unless Agent has received notice from a Lender or Borrower specifying the occurrence of such Event of Default and stating that such notice is a "Notice of Default." In the event that Agent receives such a notice of the occurrence of an Event of Default, Agent shall give prompt notice thereof to Lenders (and shall give each Lender prompt notice of each such nonpayment). Agent shall (subject to Sections 8.1, 8.5, and 8.7) take such action with respect to such Event of Default as shall be directed by Majority Lenders; PROVIDED, HOWEVER, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall in its sole and absolute discretion deem advisable in the best interest of Lenders.

          8.4  RIGHTS AS A LENDER; RIGHTS UNDER NCB LOAN PURCHASE AGREEMENT.

               With respect to its Commitment and the Loans made by it, NCB (and any successor acting as Agent), in its capacity as a Lender hereunder, shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include NCB (and any successor acting as Agent), in its individual capacity. NCB (and any successor acting as Agent), and its Affiliates may (without having to account therefor to any Lender) accept deposits from (to the extent permitted by law), lend money to, act as trustee under indentures of, and generally engage in any kind of banking, trust, or other business with Borrower, or any of its Subsidiaries or Affiliates, as if it were an Agent, and NCB and its Affiliates, may accept fees and other consideration from Borrower, or any of its Subsidiaries or Affiliates, for services rendered in connection with this Agreement or otherwise without having to account for the same to Lenders.
NCB shall have the right to perform its obligations in its capacity as "Buyer" under the NCB Loan Purchase Agreement.

          8.5  INDEMNIFICATION.

               Each Lender hereby agrees to indemnify and hold Agent harmless (to the extent not reimbursed on demand by Borrower), ratably according to the respective principal amount of the Notes then held by each of them (or, if no principal is outstanding under the Notes at that time, according to their share of the Commitment) from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses (including attorneys' fees and expenses) of any kind or nature whatsoever which are imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement, the Notes, or the Collateral Documents, or as a result of any action taken or omitted to be taken by Agent; PROVIDED, HOWEVER, that no Lender shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses resulting from the gross negligence or willful misconduct of Agent. Without limiting the generality of the foregoing, each Lender hereby agrees, in the ratio aforesaid, to reimburse Agent promptly following demand for reimbursement of any out-of-pocket expenses (including attorneys' fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of, their rights or responsibilities under this Agreement, the Notes, or the Collateral Documents, or any of them or any other documents contemplated by this Agreement, to the extent that Agent is not reimbursed (or are not entitled to be reimbursed), on demand, for such amounts by Borrower. Each Lender's obligations hereunder shall survive the termination of this Agreement and the discharge of Borrower's obligations hereunder.

          8.6  NON-RELIANCE BY LENDERS.

               Each Lender hereby acknowledges that it has, independent by of and without reliance upon Agent or any other Lender, and based upon the financial statements referred to in Section 4.1(d) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently of and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own independent credit decisions in taking or omitting to take action under or in connection with this Agreement. Agent shall not be required to keep informed as to the performance or observance by Borrower or any other Person of this Agreement, the Notes, or the Collateral Documents, or to inspect the assets or books and records of Borrower, any of its Subsidiaries or Affiliates, or any other Person. Agent shall promptly furnish to Lenders, as and when received by Agent, copies of the financial statements and reports set forth in Section 6.1(a) and of any other notices, reports, and other documents as Lenders may reasonably request of Agent. Except for notices, reports, and other documents and information expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of Borrower or its subsidiaries or Affiliates which may come into the possession of Agent or any of its Affiliates.

          8.7  FAILURE TO ACT.

               Except for action expressly required of Agent hereunder, Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by them by reason of taking or continuing to take any such action.

          8.8  EXCESS PAYMENTS.

               If any Lender or other holder of a Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset, setoff, or otherwise) on account of principal of or interest on any Note in excess of its pro rata share of payments and other recoveries obtained by all Lenders or holders of Notes, such Lender or other holder shall purchase from the other Lenders or holders such participations in the Notes held by them as shall be necessary to cause such purchasing Lender or holder to share the excess payment or other recovery ratably with each of the other Lenders or holders; PROVIDED, HOWEVER, that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender or holder, the purchase shall be rescinded and the purchase price restored to such Lender or other holder to the extent of such recovery, but without interest.

          8.9  SHARING OF SETOFFS.

               Each Lender severally agrees that if it, through the exercise of the right of setoff, banker's lien, or counterclaim against Borrower or otherwise, receives payment of the Obligations due it hereunder and under the Notes that is ratably more than any other Lender, through any means, then: (a) the Lender exercising the right of setoff, banker's lien, or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien, or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien, or counterclaim or receipt of payment, and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; PROVIDED, HOWEVER, that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of

Borrower, the purchase of a participation shall be rescinded and the purchase thereof shall be restored to the extent of the recovery, but without interest; PROVIDED, FURTHER, HOWEVER, that the rights of NCB with respect to the NCB Stock shall not be subject to the provisions of this Section 8.9. Each Lender that purchases a participation in the Obligations pursuant to this Section 8.9 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased; PROVIDED, HOWEVER, that each Lender agrees that it shall not exercise any right of setoff, banker's lien or counterclaim without first obtaining the consent of the Majority Lenders.

          8.10 CHARACTERIZATION OF ACTIVITY.

               Nothing contained in this Agreement, and no action taken by any Lender or Agent pursuant hereto or in connection herewith or pursuant to or in connection with the Notes or the Collateral Documents shall be deemed to constitute Lenders, together or with or without Agent, a partnership, association, joint venture, or other entity.

          8.11 RESIGNATION BY OR REMOVAL OF AGENT.

               Agent may resign at any time as an Agent under this Agreement and the Collateral Documents by giving written notice thereof to Lenders and Borrower and may be removed at any time with or without cause by Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Majority Lenders and shall have accepted such appointment, within thirty (30) calendar days after the retiring Agent's giving of notice of resignation or Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all of the obligations, rights, powers, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement, and the Collateral Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          8.12 NO OBLIGATION OF BORROWER.

               Borrower shall not have any obligations to Agent or any Lender under this Article VIII which governs solely the rights and obligations of Lenders and Agent, INTER SE.


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


                                   ARTICLE IX
                            LENDERS' REPRESENTATIONS

          9.1  INVESTMENT REPRESENTATION.

               Each Lender hereby represents to Borrower and to each other Lender that it will make its Loans for its own account in the ordinary course of its commercial lending business and not with a view to the public distribution or sale of any Note held by such Lender.

          9.2  PARTICIPATION IN THE NOTES; COMPLIANCE WITH LAW.

               Each Lender hereby agrees to keep confidential all information concerning Borrower or its subsidiaries which has been supplied by Borrower to such Lender other than: (a) information previously filed with any governmental agency and available to the public; (b) information previously published in any public medium from a source other than, directly or indirectly, such Lender; and
(c) information previously disclosed by Borrower to any Person not associated with Borrower without a confidentiality agreement substantially similar to the terms of this Section 9.2; PROVIDED, HOWEVER, that each Lender shall have the right at any time to furnish one or more purchasers or potential purchasers of an interest in its Loans with any and all information concerning Borrower or its Subsidiaries which has been supplied by Borrower to such Lender, if such purchaser or potential purchaser shall have agreed to keep confidential any of such information other than such information as is described in clauses (a),
(b), and (c) of this Section 9.2. Nothing in this Section 9.2 shall be construed to create or give rise to any fiduciary duty on the part of any Lender to Borrower.


                                    ARTICLE X
                            EXPENSES AND INDEMNITEES

          10.1 EXPENSES.

               (a) PAYMENT BY AGENT ON BEHALF OF BORROWER. If Borrower fails to pay promptly when due to any other Person, expenses or monies which Borrower is required to pay by reason of any provision in this Agreement, Agent may, but shall not be required to, pay the same and charge Borrower's account therefor as Agent's Expenses; PROVIDED, HOWEVER, that Agent shall not pay the same to the extent and so long as: (a) the same are being diligently contested, in good faith and by appropriate proceedings, and in such a manner as not to cause any Material Adverse Effect; and (b) Borrower shall have set aside on its books reserves (segregated to the extent required by GAAP) adequate with respect thereto. All such sums shall become additional Obligations owing to Lenders, shall bear interest at the rate set forth in Section 3.1(a)(i), and shall be secured by the Collateral. Any payments made by Agent shall not constitute:
(i) an agreement by Agent to make similar payments in the future, or (ii) a waiver by Agent of any Default. Agent need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of any customary official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

               (b) AGENT'S EXPENSES DUE ON DEMAND. Irrespective of whether the transactions contemplated hereby shall be consummated, Borrower hereby agrees to pay to Agent, on demand, all Agent's Expenses, and Borrower hereby authorizes and approves all advances and payments by Agent for items constituting Agent's Expenses.

          10.2 INDEMNITY.

               In addition to the payment of Agent's Expenses pursuant to
Section 10.1 and irrespective of whether the transactions contemplated hereby shall be consummated, Borrower hereby agrees to indemnify, exonerate, pay, and hold harmless Agent, Lenders, and the holders of any of the Notes, and the officers, directors, employees, and agents of Agent, Lenders, or such holders (collectively, the "Indemnitees" and individually, an "Indemnitee") from and against any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, claims, costs, expenses, of any kind or nature whatsoever, including the reasonable fees and expenses of counsel to Indemnitees (including allocated fees and expenses of in-house counsel of Agent), in connection with any investigative, administrative, or judicial proceeding, irrespective of whether such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of this Agreement, any Loans hereunder, the use or intended use of the proceeds of the Loans, or the consummation of the transactions contemplated by this Agreement (the "Indemnified Liabilities"); PROVIDED, HOWEVER, that Borrower's obligations to indemnify shall not extend to any losses, damages, liabilities, actions, or claims against any Indemnitee arising as a result of the gross negligence or willful misconduct of such Indemnitee. Each Indemnitee shall promptly notify Borrower of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 10.2. If any investigative, judicial, or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, Borrower, to the extent and in the manner directed by such Indemnitee or upon Borrower's election (by prior notice to the Indemnitee) to so do, will resist and defend such action, suit, or proceeding by counsel designated by Borrower (which counsel shall be reasonably satisfactory to such Indemnitee); PROVIDED, HOWEVER, that Borrower's obligation to so resist or defend any such action, suit, or proceeding shall exist if and only if Borrower is directed to do so by the Indemnitee or if Borrower has given Indemnitee prior notice of its election to assume such defense. Such Indemnitee will use its best efforts to cooperate in all respects in the defense of any such action, suit, or proceeding. To the extent that the undertaking to indemnify, exonerate, pay, and hold harmless set forth in this Section 10.2 may be unenforceable because it is violative of any law or public policy as determined by a final judgment of a court of competent jurisdiction, Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of Borrower under this Section 10.2 shall survive the termination of this Agreement and the discharge of Borrower's other obligations hereunder.

                                   ARTICLE XI
                                  MISCELLANEOUS

          11.1 DESTRUCTION OF BORROWER'S DOCUMENTS.

               Except for original instruments or chattel paper, any documents, schedules, invoices or other papers delivered to Agent may be destroyed by Agent six (6) months after they are delivered to or received by Agent, unless
(i) Borrower does request, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return or (ii) such documents, schedules, invoices or other papers relate to any Released Collateral.

          11.2 AMENDMENTS, ETC.

               (a) AMENDMENTS WITH CONSENT OF AGENT. Borrower and Agent may enter into one or more amendments to any Collateral Document or this Agreement without the consent of any Lender for any of the following purposes:

                 (i) to cure any ambiguity, defect or inconsistency herein or in any Collateral Document or to make any change not inconsistent with the provisions hereof;

                (ii) to convey, transfer, assign, mortgage, or pledge any property to or with Agent, or to make any other provisions with respect to matters or questions arising hereunder or under any Collateral Document, so long as such action shall not adversely affect the interests of Lenders;

               (iii) to add to the covenants of Borrower hereunder for the benefit of Lenders; and

                (iv)     to add to the rights of Lenders.

Any such amendment must be in writing and signed by Agent to be effective and then such amendment shall be effective only in the specific instance and for the specific purpose for which given. Agent shall promptly deliver to each Lender a copy of any such amendment.

               (b) AMENDMENTS WITH CONSENT OF LENDERS. Except as provided in subsection (a) of this Section 11.2, no amendment or waiver of any provision of this Agreement or any Collateral Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and then such waiver or consent shall be effective only in specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no amendment, waiver, or consent shall, unless in writing and signed by all Lenders, do any of the following: (i) increase the Commitments of Lenders or subject Lenders to any additional obligations, (ii) reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (iii) postpone any date fixed for any payment of principal of, or interest


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


on, the Loans or any fees or other amounts payable hereunder, including, without limitation, to extend the Commitment Termination Date, (iv) change the percentage, or the aggregate unpaid principal amount of the Notes or Loans, or the number of Lenders, which shall be required for Lenders or any of them to take any action hereunder, (v) release any Collateral, except to the extent expressly provided herein or in the Collateral Documents, or (vi) amend this Section 11.2; PROVIDED FURTHER, however, that no amendment, waiver, or consent shall, unless in writing and signed by Agent in addition to the Lenders required above to take such action, affect the rights or duties of Agent under this Agreement or any other Collateral Document.

          11.3 NOTICES.

               Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement shall be in writing and either
(a) personally served or (b) sent by regular United States mail, first class postage prepaid, with a copy sent via facsimile or overnight courier; to Borrower or to Agent, as the case may be, at its address set forth below:

     If to Borrower:     GROCERS CAPITAL COMPANY
                         2601 South Eastern Avenue
                         Los Angeles, California  90040
                         Facsimile No.:  (213) 888-2915
                         Attn:     Mr. David Woodward
                              Chief Financial Officer

     With copies to:     SHEPPARD, MULLIN, RICHTER & HAMPTON
                         333 South Hope Street, 48th Floor
                         Los Angeles, California  90071
                         Facsimile No.:  (213) 620-1398
                         Attn:     Charles E. McCormick, Esq.

     If to Agent:        NATIONAL COOPERATIVE BANK
                         1401 I Street, N.W., Suite 700
                         Washington, D.C.  20005
                         Facsimile No.:  (202) 336-7804
                         Attn:     Corporate Banking Division

     With a copy to:     BUCHALTER, NEMER, FIELDS & YOUNGER
                         601 South Figueroa Street
                         Suite 2400
                         Los Angeles, California  90017
                         Facsimile No.:  (213) 896-0400
                         Attn:     Richard Jay Goldstein, Esq.

               The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands


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


sent in accordance with this Section 11.3 shall be deemed received on the earlier of the date of actual receipt or five (5) days after the deposit thereof in the United States mail. Delivery of notice shall not be deemed defective solely upon the failure to deliver a copy of any notice or demand to counsel to Borrower or Agent, as the case may be.

          11.4 NO WAIVER; CUMULATIVE REMEDIES.

               No failure on the part of Agent or any Lender to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement and the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to Agent or any Lender.

          11.5 RIGHT OF SET-OFF.

               Upon the occurrence and during the continuance of any Event of Default and obtaining the prior written consent of Agent, each Lender hereby is authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), subject to Section 8.9, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement and the Note held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify Borrower (through Agent) after any such set-off and application made by such Lender; PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this
Section 11.5 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

          11.6 SURVIVAL.

               All covenants, agreements, representations and warranties made in any Loan Documents shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement, the making of the Loans and the execution and delivery of the Notes, and shall continue in full force and effect so long as Lenders have any Commitments, any Loans remain outstanding or any other Obligations remain unpaid or any obligation to perform any other act hereunder or under any other Loan Document remains unsatisfied. Without limiting the generality of the foregoing, the obligations of Borrower under Sections 2.4, 2.5, 3.6, 3.7, 3.8, 10.1 and 10.2 and of Lenders under
Sections 3.8 and 8.5, and all similar obligations under the other Loan Documents (including all obligations to pay costs and expenses and all indemnity obligations), shall survive the repayment of the Loans and the termination of the Commitments.

          11.7 BENEFITS OF AGREEMENT.

               This Agreement and the other Loan Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement or any other Loan Document.

          11.8 ASSIGNMENTS AND PARTICIPATIONS.

               (a) ASSIGNMENTS. Any Lender may make one or more assignments of its interests in the Loans to one or more assignees (the "Assignee") with the prior written consent of Borrower (which consent will not be unreasonably withheld); PROVIDED, HOWEVER, that any Lender may, subject to the limitations contained hereinbelow in this Section 11.8(a), assign to another Lender any portion of its Loans or Commitments without the prior written consent of Borrower or Agent; PROVIDED FURTHER, however, that Borrower shall not be obligated to pay the costs and expenses of any assigning Lender or any Assignee in connection with any such assignment. Each such Assignee shall become a party to this Agreement as a "Lender" upon: (i) the execution of an amendment to this Agreement or the execution of a supplemental assignment and acceptance agreement with the assigning Lender, the Assignee, Agent, and, in the event Borrower's prior written consent to such assignment is required, Borrower; (ii) the notification of Borrower and Agent by the assigning Lender of the identity of the Assignee and the amount of the Loans or Commitment assigned; and (iii) the payment to Agent, for its own account, of a processing and recordation fee of Three Thousand Dollars ($3,000); whereupon, from and after the effective date of such assignment as designated by Agent, the assigning Lender shall be released and discharged from, and such Assignee shall assume, all rights, duties and obligations with respect to the interest so assigned. Any such assignment shall be made pro rata according to all of such Lender's Loans or portion of the Commitment. At such time, the Commitment amounts referenced herein shall be modified to reflect the pro rata share of the Commitment of such new Lender and of the existing Lenders. In addition, if any such Assignee becomes a Lender while Loans or the Commitment are outstanding hereunder, Borrower will, in exchange for the assigning Lender's existing Notes issue new Notes hereunder to such new Lender and to the assigning Lender in conformity with the requirements of this Agreement in order to reflect their revised pro rata shares of the Commitment and, if applicable, Loans. The Notes received by Agent in exchange for such new Notes shall be cancelled and returned to Borrower. Any partial assignment under this Agreement (other than to any Affiliate of the assigning Lender or to any other Lender) shall be in a minimum amount equal to Five Million Dollars ($5,000,000).

               (b) PARTICIPATIONS. Any Lender may grant one or more participations in its interests in the Loans or portions of the Commitment; PROVIDED, HOWEVER, that: (i) such Lender shall remain a "Lender" for all purposes under this Agreement and the participant shall not constitute a "Lender" under this Agreement; (ii) any such grant of a participation will be made in compliance with all applicable state or federal laws, rules, and regulations; (iii) any such participation shall be made pro rata according to all of such Lender's Loans or portion of the Commitment; and (iv) no Lender shall grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement, the Notes, or the Collateral Documents, except as to matters specifically relating to rates of interest on the obligations, the amount of such Lender's Commitment, and extensions to the Commitment Termination Date. In the case of any participation, the participant shall not have any rights under this Agreement or any of the other documents entered into in connection herewith (the participant's rights against such Lender in respect of such participation to be those set forth in the participation or other agreement executed by such Lender and the participant relating thereto) and all amounts payable to any Lender hereunder shall be determined as if such Lender had not sold such participation. In no event shall any participant grant a participation in its participation interest in the Loans or portion of the Commitment without the prior written consent of Agent.

               (c) AFFILIATES. Notwithstanding anything to the contrary contained in clauses (a) and (b) of this Section 11.8, no Lender shall be restricted from making assignments or granting participations to any of its Affiliates.

               (d) INUREMENT; NO ASSIGNMENT BY BORROWER. Subject to (a), (b), and (c) of this Section 11.8, this Agreement shall bind and inure to the benefit of the respective successors and assigns of Lenders. Borrower may not assign this Agreement or any rights hereunder without Lenders' prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Lenders shall release Borrower of its Obligations to Lenders.

          11.9 GOVERNING LAW.

               EXCEPT AS SPECIFICALLY SET FORTH IN ANY COLLATERAL DOCUMENT:
(A) THIS AGREEMENT, THE NOTES, AND THE COLLATERAL DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF CALIFORNIA; AND (B) THE VALIDITY OF THIS AGREEMENT, THE NOTES, AND THE COLLATERAL DOCUMENTS, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

          11.10     JURISDICTION AND VENUE.

               THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT, THE NOTES, OR THE COLLATERAL DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA. EACH OF BORROWER, LENDERS, AND AGENT HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.10 AND STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, SHALL HAVE IN PERSONAM JURISDICTION AND VENUE

OVER IT FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE NOTES, OR THE COLLATERAL DOCUMENTS. SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST EACH OF BORROWER, LENDERS, AND AGENT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS INDICATED IN SECTION 11.10. EACH OF BORROWER, LENDERS, AND AGENT AGREES THAT ANY FINAL JUDGMENT RENDERED AGAINST IT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AS TO THE SUBJECT OF SUCH FINAL JUDGMENT AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW.

          11.11     WAIVER OF TRIAL BY JURY.

               EACH OF BORROWER, LENDERS, AND AGENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, THE NOTES, OR THE COLLATERAL DOCUMENTS, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTES, THE COLLATERAL DOCUMENTS, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. EACH OF BORROWER, LENDERS, AND AGENT HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

          11.12     DEMAND, PROTEST, NOTICE.

               Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Agent or Lenders on which Borrower may in any way be liable.

          11.13     CONFIDENTIAL RELATIONSHIPS.

               Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Agent or Lenders pursuant to or in accordance with this Agreement, and agrees that Agent or

Lenders may contact directly any such accounting firm or service bureau in order to obtain such information.

          11.14     LIMITATION ON LIABILITY.

               No claim shall be made by Borrower or its Affiliates against Agent, Lenders or any of their respective Affiliates, directors, employees, attorneys or agents for any special, indirect, exemplary, consequential or punitive damages in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Loan Documents or any act or omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          11.15     ENTIRE AGREEMENT.

               This Agreement and the other Loan Documents reflect the entire agreement among Borrower, Lenders and Agent with respect to the matters set forth herein and therein and supersede any prior agreements, drafts, communications, commitments, discussions and understandings, oral or written, with respect thereto.

          11.16     INTERPRETATION.

               This Agreement and the other Loan Documents are the result of negotiations between and have been reviewed by counsel to Agent, Borrower and other parties, and are the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against any of Lenders or Agent merely because of Agent's or any Lender's involvement in the preparation thereof.

          11.17     CONFIDENTIALITY.

               Each Lender and Agent shall hold all non-public information relating to Certified, Borrower and their respective Subsidiaries obtained by it under this Agreement in accordance with its customary procedures for handling confidential information of this nature, except for: (i) disclosure to its counsel or to any agent or advisor acting on its behalf in connection with the negotiation, execution or performance of the Loan Documents; (ii) disclosure as reasonably required in connection with a transfer to a prospective assignee or participant of all or part of its Loan or any participation therein, as provided in Section 11.8; (iii) disclosure as may be required or requested by any Governmental Authority or representative thereof or pursuant to legal process; and (iv) any other disclosure with the prior written consent of Borrower or Certified, as the case may be. Prior to any disclosure by any Lender or Agent of such non-public information permitted under clause (iii) (other than in connection with an examination of the financial condition of such Lender, Agent or any of their Affiliates by any Governmental Authority), it shall, if permitted by applicable laws or judicial order, notify Borrower of such pending disclosure. In no event shall any Lender or Agent be obligated or required to return any materials furnished by Certified, Borrower or any of their Subsidiaries. Notwithstanding the foregoing, such obligation of confidentiality shall not apply if the information or substantially similar information (A) is rightfully received by any Lender or Agent from a Person other than Certified, Borrower or any of their Affiliates without such Lender or Agent being under an obligation to such Person not to disclose such information, or (B) is or becomes part of the public domain.

          11.18     SEVERABILITY.

               Whenever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement or any of the other Loan Documents shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement and the other Loan Documents, or the validity or effectiveness of such provision in any other jurisdiction.

          11.19     COUNTERPARTS.

               This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. This

Agreement shall become effective when it shall have been executed by Borrower and Agent and when Agent shall have been notified by each Lender that such Lender has executed it.

          IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

                         BORROWER

                         GROCERS CAPITAL COMPANY


                         By
                           -----------------------------------------------------
                           Title:


                         AGENT

                         NATIONAL CONSUMER COOPERATIVE BANK


                         By
                           -----------------------------------------------------
                           Title:


COMMITMENT               LENDERS

$10,000,000              NATIONAL CONSUMER COOPERATIVE BANK


                         By
                           -----------------------------------------------------
                           Title:

                             SECURED PROMISSORY NOTE


$10,000,000                                              Los Angeles, California
                                                        as of September 20, 1996

          FOR VALUE RECEIVED, GROCERS CAPITAL COMPANY, a California corporation ("Maker"), hereby promises to pay to the order of NATIONAL CONSUMER COOPERATIVE BANK, dba National Cooperative Bank, a federally chartered banking corporation ("Lender"), the principal sum of Ten Million Dollars ($10,000,000) or such lesser amount as shall equal the aggregate outstanding principal balance of the Loans severally made by Lender pursuant to the Credit Agreement (as defined below), and to pay interest on said sum, or such lesser amount, at the rates and on the dates provided in the Credit Agreement.

          Maker shall make all payments hereunder for the account of Lender as provided in Section 2.10 of the Credit Agreement.

          Maker hereby authorizes Lender to record on the schedule(s) annexed to this Note the date and amount of each Loan and of each payment of principal made by Maker and agrees that all such notations shall constitute prima facie evidence of the matters noted.

          This Note is one of the Notes referred to in the Credit Agreement, dated as of September 20, 1996, among Maker, on the one hand, and Lender, the other financial institutions a party thereto (collectively, the "LENDERS"), and NATIONAL CONSUMER COOPERATIVE BANK, dba National Cooperative Bank, a federally chartered banking corporation, as Agent for the Lenders, on the other hand (as such Credit Agreement may be from time to time hereafter amended, restated or supplemented, the "Credit Agreement"). This Note is subject to the terms of the Credit Agreement and Maker's obligations under this Note are secured by the Collateral as provided in the Collateral Documents. Nothing herein shall be deemed to limit any of the terms or provisions of the Credit Agreement or the Collateral Documents, and all of Lender's rights and remedies hereunder and thereunder are cumulative. Capitalized terms used herein have the meanings assigns to those terms in the Credit Agreement, unless otherwise defined herein.

          The transfer, sale or assignment of any rights under or interest in this Note is subject to certain restrictions contained in the Credit Agreement, including Section 11.8 thereof.

          No waiver or modification of any of the terms or provisions of this Note shall be valid or binding unless set forth in a writing in compliance with
Section 11.2 of the Credit Agreement, and then only to the extent specifically set forth.

          Maker hereby waives notice of presentment, demand, protest or notice of any other kind. This Note shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws.

                         GROCERS CAPITAL COMPANY, a California corporation


                         By:
                            ---------------------------------
                            Name:
                                 ----------------------------
                            Title:
                                  ---------------------------

                           SCHEDULE TO PROMISSORY NOTE


                                       Amount of
  Date Made,                           Principal       Unpaid       Name of
  Continued,                           Continued     Principal      Person
  Converted              Amount of     Converted      Balance       Making
   or Paid       Type      Loan         or Paid       of Note      Notation
--------------------------------------------------------------------------------

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                                       3

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                                       4

                               SECURITY AGREEMENT



          THIS SECURITY AGREEMENT (this "Agreement"), dated as of September 20, 1996, is made among GROCERS CAPITAL COMPANY, a California corporation ("Borrower"), and NATIONAL CONSUMER COOPERATIVE BANK, dba National Cooperative Bank, a federally chartered banking corporation with principal offices located in Washington, D.C. ("Agent"), as agent for the ratable benefit of Lenders (as defined below).

          Borrower, certain financial institutions as lenders ("Lenders"), and Agent are parties to a Credit Agreement dated as of even date herewith (as amended, restated, modified, renewed or extended from time to time, the "Credit Agreement"). It is a condition precedent to the borrowings under the Credit Agreement that Borrower enter into this Agreement and grant to Agent, for itself and for the ratable benefit of Lenders, the security interests hereinafter provided to secure the obligations of Borrower described below.

          Accordingly, the parties hereto agree as follows:

          SECTION 1  DEFINITIONS; INTERPRETATION.

          (a) TERMS DEFINED IN CREDIT AGREEMENT. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

          (b) CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

          "ACCOUNTS" means any and all accounts, accounts receivable, and all rights to payment for merchandise, goods, or commodities sold or leased or to be sold or leased or for services rendered or to be rendered, however evidenced, and all other forms of obligations owing to Borrower, all guaranties and security therefor, and letters of credit relating thereto, in each case whether now existing or hereafter acquired; PROVIDED, HOWEVER, that "Accounts" shall not include (i) Released Collateral or any proceeds of Released Collateral and (ii) each Separate Account and Lockbox Account (each as defined in the NCB Loan Purchase Agreement) or any funds or amounts therein or proceeds thereof.

          "BOOKS" means all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for Borrower in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to the Collateral, including: (i) ledgers; (ii) records indicating, summarizing, or evidencing

Borrower's assets (including Inventory and Rights to Payment), business operations or financial condition; (iii) computer programs and software; (iv) computer discs, tapes, files, manuals, spreadsheets; (v) computer printouts and output of whatever kind; (vi) any other computer prepared or electronically stored, collected or reported information and equipment of any kind; and (vii) any and all other rights now or hereafter arising out of any contract or agreement between Borrower and any service bureau or computer, data processing company or other Person charged with preparing or maintaining any of Borrower's books or records or with credit reporting, including with regard to the Accounts.

          "CHATTEL PAPER" means all writings of whatever sort which evidence a monetary obligation and a security interest in or lease of specific goods, whether now existing or hereafter arising; PROVIDED, HOWEVER, that "Chattel Paper" shall not include Released Collateral.

          "COLLATERAL" means the following property of Borrower, wherever located and whether now existing or owned or hereafter acquired or arising: (i) all Accounts; (ii) all Chattel Paper; (iii) all Deposit Accounts; (iv) all Documents; (v) all Equipment; (vi) all General Intangibles; (vii) all Instruments; (viii) all Inventory; (ix) all Receivable Collateral; (x) all Books; and (xi) all products and Proceeds of any and all of the foregoing; PROVIDED, HOWEVER, that "Collateral" shall not include Released Collateral or any proceeds of Released Collateral.

          "DEPOSIT ACCOUNT" means any demand, time, savings, passbook or like account now or hereafter maintained by or for the benefit of Borrower with a bank, savings and loan association, credit union or like organization (including Agent and each Lender) and all funds and amounts therein, whether or not restricted or designated for a particular purpose; PROVIDED, HOWEVER, that "Deposit Account" shall not include (i) Released Collateral or any proceeds of Released Collateral and (ii) each Separate Account and Lockbox Account (each as defined in the NCB Loan Purchase Agreement) or any funds or amounts therein or proceeds thereof.

          "DOCUMENTS" means any and all documents of title, bills of lading, dock warrants, dock receipts, warehouse receipts and other documents of Borrower, whether or not negotiable, and includes all other documents which purport to be issued by a bailee or agent and purport to cover goods in any bailee's or agent's possession which are either identified or are fungible portions of an identified mass, including such documents of title made available to Borrower for the purpose of ultimate sale or exchange of goods or for the purpose of loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with goods in a manner preliminary to their sale or exchange, in each case whether now existing or hereafter acquired; PROVIDED, HOWEVER, that "Documents shall not include Released Collateral.

          "EQUIPMENT" means all now existing or hereafter acquired equipment, machinery, furniture, furnishings and fixtures in which Borrower now or hereafter acquires any right, and all other goods and tangible personal property (other than Inventory), including tools, parts and supplies, automobiles, trucks, tractors and other vehicles, computer and other electronic data processing equipment and other office equipment, computer programs and related data processing software, and all additions, substitutions, replacements, parts, accessories, and accessions to and for the foregoing, now owned or hereafter acquired, and including any of the foregoing which are or are to become fixtures on real property.

          "FINANCING STATEMENTS" has the meaning set forth in Section 3.

          "GENERAL INTANGIBLES" means all general intangibles of Borrower, now existing or hereafter acquired, and in any event includes: (i) all tax and other refunds, rebates or credits of every kind and nature to which Borrower is now or hereafter may become entitled; (ii) all goodwill, choses in action and causes of action, whether legal or equitable, whether in contract or tort and however arising; (iii) all Intellectual Property Collateral; (iv) all uncertificated securities and interests in limited and general partnerships; (v) all rights of stoppage in transit, replevin and reclamation; (vi) all licenses, permits, consents, indulgences and rights of whatever kind issued in favor of or otherwise recognized as belonging to Borrower by any Governmental Authority; and
(vii) all indemnity agreements, guaranties, insurance policies and other contractual, equitable and legal rights of whatever kind or nature; PROVIDED, HOWEVER, that "General Intangibles" shall not include Released Collateral.

          "INSTRUMENTS" means any and all negotiable instruments, certificated securities and every other writing which evidences a right to the payment of money, in each case whether now existing or hereafter acquired; PROVIDED, HOWEVER, that "Instruments" shall not include Released Collateral.

          "INTELLECTUAL PROPERTY COLLATERAL" means the following properties and assets owned or held by Borrower or in which Borrower otherwise has any interest, now existing or hereafter acquired or arising:

          (i) all patents and patent applications, domestic or foreign, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, all rights to sue for past, present or future infringement thereof, all rights arising therefrom and pertaining thereto and all reissues, divisions, continuations, renewals, extensions and continuations in-part thereof;

          (ii) all copyrights and applications for copyright, domestic or foreign, together with the underlying works of authorship (including titles), whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law, and all other rights and works of authorship, all rights, claims and demands in any way relating to any such copyrights or works, including royalties and rights to sue for past, present or future infringement, and all rights of renewal and extension of copyright;

          (iii) all state (including common law), federal and foreign trademarks, service marks and trade names, and applications for registration of such trademarks, service marks and trade names, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, whether registered or unregistered and wherever registered, all rights to sue for past, present or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto and all reissues, extensions and renewals thereof;

          (iv) all trade secrets, confidential information, customer lists, license rights, advertising materials; operating manuals, methods, processes, know-how, sales literature, drawings, specifications, blue prints, descriptions, inventions, name plates and catalogs; and

          (v) the entire goodwill of or associated with the businesses now or hereafter conducted by Borrower connected with and symbolized by any of the aforementioned properties and assets.

          "INVENTORY" means any and all of Borrower's goods (including goods in transit) whether now owned or hereafter acquired, which are held for sale, lease or other disposition, including those held for display or demonstration or out on lease or consignment or to be furnished under a contract of service or are raw materials, work in process, finished materials, or materials used or consumed, or to be used or consumed, in Borrower's business, and the resulting product or mass, and all repossessed, returned, rejected, reclaimed and replevied goods, together with all materials, parts, supplies, packing and shipping materials used or usable in connection with the manufacture, packing, shipping, advertising, selling or furnishing of such goods; and all other items hereafter acquired by Borrower by way of substitution, replacement, return, repossession or otherwise, and all additions and accessions thereto, and any Document representing or relating to any of the foregoing at any time.

          "PROCEEDS" means whatever is receivable or received from or upon the sale, lease, license, collection, use, exchange or other disposition, whether voluntary or involuntary, of any Collateral or other assets of Borrower, including "proceeds" as defined at UCC Section 9306, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to or for the account of Borrower from time to time with respect to any of the Collateral, any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), any and all other amounts from time to time paid or payable under or in connection with any of the Collateral or for or on account of any damage or injury to or conversion of any Collateral by any Person, any and all other tangible or intangible property received upon the sale or disposition of Collateral, and all proceeds of proceeds; PROVIDED, HOWEVER, that "Proceeds" shall not include Released Collateral or any proceeds of Released Collateral.

          "PURCHASE NOTICE" means a Purchase Notice in the form of EXHIBIT 1.

          "RECEIVABLE COLLATERAL" means all rights, interests and claims of Borrower under and in respect of Finance Receivables and Additional Loan/Lease Receivables, whether now existing or hereafter acquired or arising, including (i) all rights of Borrower in, to and under the Operating Agreement, and any other agreement, contract, instrument, collateral document or other document to which Borrower now or hereafter is a party or now or hereafter issued in its favor, relating to or evidencing the Receivable Collateral or the servicing thereof, as each such agreement, contract, instrument, collateral document or other document may be amended, modified, renewed or extended from time to time; (ii) all rights of Borrower to receive moneys and other payments and distributions due or to become due with respect to any Receivable Collateral; (iii) all rights of Borrower to receive proceeds of any insurance, indemnity, warranty, letter of credit or guaranty with respect to any Receivable Collateral; (iv) all claims of Borrower for damages arising out of any breach or default under or in respect of any Receivable Collateral; and (v) the right of Borrower to terminate, amend, supplement or modify any such agreement, contract, insurance policy, indemnity agreement, guaranty, letter of credit, instrument, collateral document or other document, to perform thereunder and to compel performance and otherwise exercise all rights and remedies thereunder; PROVIDED, HOWEVER, that "Receivable Collateral" shall not include Released Collateral or any proceeds of Released Collateral, or the right, title or interest of Borrower in or to the NCB Loan Purchase Agreement, the Guaranty and any other documents, instruments and agreements executed or delivered in connection with the transactions contemplated by the NCB Loan Purchase Agreement.

          "RELEASE" means an Instrument of Partial Release in the Form of
EXHIBIT 2.

          "RIGHTS TO PAYMENT" means all Accounts and any and all rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under all Chattel Paper, Documents, General Intangibles, Instruments, Receivable Collateral and Proceeds; ; PROVIDED, HOWEVER, that "Rights to Payment" shall not include Released Collateral or any proceeds of Released Collateral or the right to receive any Released Collateral or proceeds thereof.

          "SECURED OBLIGATIONS" means the indebtedness, liabilities and other obligations of Borrower to Agent and Lenders under or in connection with the Credit Agreement, the Notes and the other Loan Documents, including all unpaid principal of the Loans, all interest accrued thereon, all fees due under the Credit Agreement and all other amounts payable by Borrower to Agent and Lenders thereunder or in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

          "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California; PROVIDED, HOWEVER, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

          (c) TERMS DEFINED IN UCC. Where applicable and except as otherwise defined herein, terms used in this Agreement shall have the meanings assigned to them in the UCC.

          (d)  INTERPRETATION. The rules of interpretation set forth in Section
1.03 of the Credit Agreement shall be applicable to this Agreement and are incorporated herein by this reference.

          SECTION 2  SECURITY INTEREST.

          (a) GRANT OF SECURITY INTEREST. As security for the payment and performance of the Secured Obligations, Borrower hereby pledges, assigns, transfers, hypothecates and sets over to Agent, for itself and on behalf of and for the ratable benefit of Lenders, and hereby grants to Agent, for itself and on behalf of and for the ratable benefit of Lenders, a security interest in all of Borrower's right, title and interest in, to and under the Collateral. The Agent, for itself and on behalf of the Lenders, hereby acknowledges and agrees that, notwithstanding the previous sentence, NCB has a first priority perfected security interest in each Deposit Account, and all funds and amounts therein and proceeds thereof, that is a Servicing Account or a Separate Account (as each term is defined in the NCB Loan Purchase Agreement).

          (b) BORROWER REMAINS LIABLE. Anything herein to the contrary notwithstanding, (i) Borrower shall remain liable under any contracts and agreements included in the Collateral (including all contracts and agreements relating to the Receivable Collateral), to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by Agent of any of the rights hereunder shall not release Borrower from any of its duties or obligations under such contracts and agreements included in the Collateral and
(iii) Agent shall not have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall Agent be obligated to perform any of the obligations or duties of Borrower thereunder or to take any action to collect or enforce any Receivable Collateral or other Right to Payment included in the Collateral hereunder.

          (c) CONTINUING SECURITY INTEREST. Borrower agrees that this Agreement shall create a continuing security interest in the Collateral which shall remain in effect until terminated in accordance with Section 22.

          SECTION 3  FINANCING STATEMENTS, ETC.; RELEASES.

          (a) FINANCING STATEMENTS. Borrower shall execute and deliver to Agent concurrently with the execution of this Agreement, and at any time and from time to time thereafter, all financing statements, continuation financing statements, termination statements, security agreements, chattel mortgages, assignments, patent, copyright and trademark collateral assignments, fixture filings, warehouse receipts, documents of title, affidavits, reports, notices, schedules of account, letters of authority and all other documents and instruments, in form satisfactory to Agent (the "Financing Statements"), and take all such other action, as Agent may request to perfect and con-tinue perfected, maintain the priority of or provide notice of Agent's security interest in the Collateral and to accomplish the purposes of this Agreement.

          (b) COLLATERAL PROCEDURES. Without limiting the generality of the foregoing provisions of this Section 3, Borrower agrees (i) to deliver to or for the account of Agent, at the address and to the Person to be designated by Agent, any certificates, instruments, Chattel Paper, or other writings evidencing Receivable Collateral, with any necessary endorsements thereon and other instruments of transfer or assignment, all in form and substance satisfactory to Agent, as Agent shall require, such delivery to occur on or prior to the Closing Date and the earlier to occur of (A) the delivery of any Borrowing Base Certificate and (B) five Business Days following the receipt of any such certificates, instruments, Chattel Paper, or other writings evidencing Receivable Collateral; and (ii) otherwise to comply with the procedures reasonably established by Agent, as modified from time to time by Agent to conform to current legal requirements or Agent's practices and policies, relating to the perfection of the first priority security interest in and pledge of the Receivable Collateral, including Chattel Paper, to Agent for itself and on behalf of and for the ratable benefit of Lenders.

          (c) NOTICE OF SECURITY INTEREST. In accordance with Section 9302(l)(g) of the California UCC, written notice of the security interest of Agent, for itself and on behalf of and for the ratable benefit of Lenders, in each Deposit Account maintained with a Lender is hereby given to such Lender.

          (d)  RELEASES.

               (i) Borrower shall have the right to request Agent to release from time to time any certificates, instruments, Chattel Paper, and other writings evidencing any Receivable Collateral in connection with any modifications or terminations thereof permitted hereunder and under the Credit Agreement. Promptly following delivery by Borrower of a written request to Agent requesting any such release and describing in reasonable detail the basis for the release request, and upon receipt of any additional information Agent may reasonably request, Agent shall release (or cause to be released) the certificate, instrument or other writing which is the subject of the release request. In the case of a request contemplating the substitution of any certificate, instrument or other writing, Borrower shall deliver the substitute certificate, instrument or other writing on the date of the release; PROVIDED, HOWEVER, that if such simultaneous substitution shall be impracticable, Borrower shall deliver the substitute certificate, instrument or other writing within five Business Days following the release.

               (ii) Provided that an Event of Default is not continuing, Borrower shall have the right to request Agent to release from time to time any certificates, instruments, Chattel Paper, and other writings evidencing any Receivable Collateral in connection with any sale of such Receivable Collateral pursuant to the Loan Purchase Agreements by delivery of a duly executed Purchase Notice listing the Receivable Collateral requested to be released. Promptly following receipt thereof, Agent shall execute and deliver to Borrower a Release, and Agent shall release (or cause to be released), and contemporaneously deliver, or cause to be delivered to Buyer (as defined is the NCB Purchase Agreement), the certificates, instruments, Chattel Paper, and other writings evidencing the Receivable Collateral requested to be released in the such Purchase Notice; PROVIDED that immediately after giving effect to such release of Receivable Collateral, the aggregate principal amount of the Loans outstanding shall not exceed the Borrowing Base. Agent agrees to take all such other actions as Borrower may reasonably request to accomplish the release of Receivable Collateral in accordance with the terms of this Section 3(d)(ii).

          SECTION 4  REPRESENTATIONS AND WARRANTIES.

          In addition to the representations and warranties of Borrower set forth in the Credit Agreement, which are incorporated herein by this reference, Borrower represents and warrants to each Lender and Agent that until this Agreement has been terminated in accordance with Section 22:

          (a) LOCATION OF CHIEF EXECUTIVE OFFICE AND COLLATERAL. Borrower's chief executive office is located at the address set forth in Schedule 1, and all other locations where Borrower conducts business or Collateral is kept are set forth in Schedule 1.

          (b) LOCATIONS OF BOOKS. All locations where Books pertaining to the Rights to Payment are kept, including all equipment necessary for accessing such Books and the names and addresses of all service bureaus, computer or data processing companies and other Persons keeping any Books or collecting Rights to Payment for Borrower, are set forth in Schedule 1.

          (c) TRADE NAMES AND TRADE STYLES. All trade names and trade styles under which Borrower presently conducts its business operations are set forth in
Schedule 1, and, except as set forth in Schedule 1, Borrower has not, at any time during the preceding five years: (i) been known as or used any other corporate, trade or fictitious name; (ii) changed its name; (iii) been the surviving or resulting corporation in a merger or consolidation; or (iv) acquired through asset purchase or otherwise any business of any Person.

          (d) OWNERSHIP OF COLLATERAL. Borrower is, and, except as permitted by Section 5(i), shall continue to be, the sole and complete owner of the Collateral (or, in the case of after-acquired Collateral, at the time Borrower acquires rights in such Collateral, shall be the sole and complete owner thereof), free from any Lien other than Permitted Liens.

          (e) ENFORCEABILITY; PRIORITY OF SECURITY INTEREST. (i) This Agreement creates a security interest which is enforceable against the Collateral in which Borrower now has rights and will create a security interest which is enforceable against the Collateral in which Borrower hereafter acquires rights at the time Borrower acquires any such rights, and (ii) Agent has a perfected security interest (to the fullest extent perfection can be obtained by filing, notification to third parties or possession) and (other than with respect to each Deposit Account, and all funds and amounts therein and proceeds thereof, that is a Servicing Account or a Separate Account (as each term is defined in the NCB Loan Purchase Agreement), as to which NCB has a first priority perfected security interest) a first priority security interest in the Collateral in which Borrower now has rights, and (other than with respect to each Deposit Account, and all funds and amounts therein and proceeds thereof, that is a Servicing Accounting or Separate Account (as each term is defined in the NCB Loan Purchase Agreement), as to which NCB has a first priority perfected security interest) will have a perfected and first priority security interest in the Collateral in which Borrower hereafter acquires rights at the time Borrower acquires any such rights, in each case securing the payment and performance of the Secured Obligations.

          (f) OTHER FINANCING STATEMENTS. Other than (i) Financing Statements disclosed to Agent, (ii) Financing Statements in favor of Agent on behalf of Lenders, and (iii) Financing Statements with respect to NCB's rights to the Released Collateral and to each Deposit Account, and all funds and amounts therein and proceeds thereof, that is a Servicing Account or Separate Account (as each term is defined in the NCB Loan Purchase Agreement), no effective Financing Statement naming Borrower as debtor, assignor, grantor, mortgagor, pledgor or the like and covering all or any part of the Collateral is on file in any filing or recording office in any jurisdiction.

          (g)  RIGHTS TO PAYMENT.

               (i) the Rights to Payment represent valid, binding and enforceable obligations of the Receivable Debtors or other Persons obligated thereon, representing undisputed, bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto, and are and will be genuine, free from Liens, adverse claims, counterclaims, setoffs, defaults, disputes, defenses, retainages, holdbacks and conditions precedent of any kind of character, except to the extent reflected by Borrower's reserves for uncollectible Rights to Payment or as otherwise disclosed to Lenders through Agent in writing;

               (ii) to the best of Borrower's knowledge and belief, all Receivable Debtors and other obligors on the Rights to Payment are solvent and generally paying their debts as they come due except as disclosed to Lenders through Agent;

               (iii) all Rights to Payment comply with all applicable laws concerning form, content and manner of preparation and execution, including where applicable any federal and state consumer credit laws;

               (iv) Borrower has not assigned any of its rights under the Rights to Payment except as provided in this Agreement or as set forth in the other Loan Documents;

               (v) with respect to each Right to Payment constituting Eligible Collateral, except as disclosed in writing to Agent, Borrower has no knowledge that any of the criteria for eligibility are not or are no longer satisfied;

               (vi) all statements made, all unpaid balances and all other information in the Books and other documentation relating to the Rights to Payment are true and correct and in all respects what they purport to be; and

               (vii) Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility of any of the Rights to Payment.

          (h) INVENTORY. No Inventory is stored with any bailee, warehouseman or similar Person or on any Promises leased to Borrower, nor has any Inventory been consigned to Borrower or consigned by Borrower to any Person or is held by Borrower for any Person under any "bill and hold" or other arrangement, except as set forth in Schedule 1.

          (i)  INTELLECTUAL PROPERTY.

               (i) except as set forth in Schedule 1, Borrower (directly or through any Subsidiary) does not own, possess or use under any licensing arrangement any patents, copyrights, trademarks, service marks or trade names, nor is there currently pending before any Governmental Authority any application for registration of any patent, copyright, trademark, service mark or trade name;

               (ii) all patents, copyrights, trademarks, service marks and trade names are subsisting and have not been adjudged invalid or unenforceable in whole or in part;

               (iii) all maintenance fees required to be paid on account of any patents have been timely paid for maintaining such patents in force, and, to the best of Borrower's knowledge, each of the patents is valid and enforceable and Borrower has notified Agent in writing of all prior art (including public uses and sales) of which it is aware;

               (iv) to the best of Borrower's knowledge after due inquiry, no material infringement or unauthorized use presently is being made of any Intellectual Property Collateral by any Person;

               (v) Borrower is the sole and exclusive owner of the Intellectual Property Collateral and the past, present and contemplated future use of such Intellectual Property Collateral by Borrower has not, does not and will not infringe or violate any right, privilege or license agreement of or with any other Person; and

               (vi) Borrower owns, has material rights under, is a party to, or an assignee of a party to all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade names and all other Intellectual Property Collateral necessary to continue to conduct its business as heretofore conducted.

          (j)  EQUIPMENT.

               (i) none of the Equipment or other Collateral is affixed to real property, except Collateral with respect to which Borrower has supplied Agent with all information and documentation necessary to make all fixture filings required to perfect and protect the priority of Agent's security interest in all such Collateral which may be fixtures as against all Persons having an interest in the Premises to which such property may be affixed; and

               (ii) none of the Equipment is leased from or to any Person, except as set forth at Schedule 1 or as otherwise disclosed to Agent and Lenders.

          (k) DEPOSIT ACCOUNTS. The names and addresses of all financial institutions at which Borrower maintains its Deposit Accounts, and the account numbers and account names of such Deposit Accounts, are set forth in Schedule 1.

          SECTION 5  COVENANTS.

          In addition to the covenants of Borrower set forth in the Credit Agreement, which are incorporated herein by this reference, until this Agreement has been terminated in accordance with Section 22, Borrower agrees that:

          (a) DEFENSE OF COLLATERAL. Borrower shall appear in and defend any action, suit or proceeding which may affect to a material extent its title to or right or interest in, or Agent's right or interest in, the Collateral.

          (b) PRESERVATION OF COLLATERAL. Borrower shall do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral.

          (c) COMPLIANCE WITH LAWS, ETC. Borrower shall comply with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the Collateral.

          (d)  LOCATION OF BOOKS AND CHIEF EXECUTIVE OFFICE.  Borrower shall:
(i) keep all Books pertaining to the Rights to Payment at the locations set forth in Schedule 1; and (ii) give at least 30 days' prior written notice to Agent of (A) any changes in any such location where Books pertaining to the Rights to Payment are kept, including any change of name or address of any service bureau, computer or data processing company or other Person preparing or maintaining any Books or collecting Rights to Payment for Borrower or (B) any change in the location of Borrower's chief executive office or principal place of business.

          (e) LOCATION OF COLLATERAL. Borrower shall: (i) keep the Collateral at the locations set forth in Schedule 1 and not remove the Collateral from such locations (other than disposals of

Collateral permitted by subsection (i)) except upon at least 30 days' prior written notice of any removal to Agent by delivering to Agent an amended
Schedule 1; and (ii) give Agent at least 30 days' prior written notice of any change in the locations set forth in Schedule 1 by delivering to Agent an amended Schedule 1.

          (f) CHANCE IN NAME, TRADE NAME OR TRADE STYLE. Borrower shall give at least 30 days' prior written notice of any changes in the its name, or of any changes in, additions to or other modifications of its trade names and trade styles set forth in Schedule 1 by delivering to Agent an amended Schedule 1.

          (g) MAINTENANCE OF RECORDS. Borrower shall keep separate, accurate and complete Books with respect to the Collateral, disclosing Agent's security interest hereunder.

          (h) INVOICING OF SALES. Borrower shall invoice all of its sales upon forms customary in the industry and to maintain proof of delivery and customer acceptance of goods.

          (i) DISPOSITION OF COLLATERAL. Borrower shall not surrender or lose possession of (other than to Agent), sell, lease, rent, or otherwise dispose of or transfer any of the Collateral or any right or interest therein, except to the extent permitted by the Credit Agreement.

          (j) LIENS; ASSIGNMENTS OF ASSIGNED AGREEMENTS. (i) Borrower shall keep the Collateral free of all Liens except Permitted Liens. (ii) Without limiting the generality of the foregoing, Borrower shall not make any other assignment (other than to Agent) of its rights under the Receivable Collateral.

          (k) EXPENSES. Borrower shall pay all expenses of protecting, storing, warehousing, insuring, handling and shipping the Collateral.

          (l) LEASED PREMISES. At Agent's request, Borrower shall obtain from each Person from whom Borrower leases any Premises at which any Collateral is at any time present such subordination, waiver, consent and estoppel agreements as Agent may require, in form and substance satisfactory to Agent.

          (m)  RIGHTS TO PAYMENT.  Borrower shall:

               (i) perform and observe all terms and provisions of the Rights to Payment and all obligations to be performed or observed by it in connection therewith and maintain the Rights to Payment in full force and effect;

               (ii) enforce all Rights to Payment strictly in accordance with their terms and the GCC Loan Guidelines and Borrower's documentation, credit and collection policies and practices, and take all such action to such end as may be from time to time reasonably requested by

Agent;

               (iii) if, to the knowledge of Borrower, any dispute, setoff, claim, counterclaim or defense shall exist or shall be asserted or threatened with respect to a Right to Payment (whether with or against Borrower or otherwise) involving in excess of $50,000, disclose such fact fully to Agent in the Books relating to such Account or other Right to Payment and in connection with any report furnished by Borrower to Agent relating to such Right to Payment;

               (iv) not without the prior consent of Agent, (A) cancel or terminate any of the Receivable Collateral or consent to or accept any cancellation or termination thereof, except against full payment of the balance owing thereon; (B) amend or otherwise modify in any material respect any Receivable Collateral involving in excess of $50,000 or give any material consent, waiver or approval thereunder; (C) waive any material default under or breach of any Receivable Collateral involving in excess of $50,000; or (D) take any other action in connection with the Receivable Collateral that would materially impair the value of the interest or rights of Borrower thereunder or that would materially impair the interest or rights of Agent and Lenders;

               (v) furnish to Agent promptly upon receipt thereof copies of all material notices, requests and other documents received by Borrower from any Receivable Debtor whose obligations in respect of Receivable Collateral equal or exceed $1,000,000 in aggregate principal amount, and from time to time (A) furnish to Agent such information and reports regarding the Receivable Collateral and other Rights to Payment as Agent may reasonably request, and (B) upon request of Agent make such demands and requests for information and reports as Borrower is entitled to make in respect of the Receivable Collateral and other Rights to Payment;

          (n) DOCUMENTS, ETC. Upon the request of Agent, Borrower shall (i) immediately deliver to Agent, or an agent designated by it, appropriately endorsed or accompanied by appropriate instruments of transfer or assignment, all Documents, Instruments and Chattel Paper, and all other Rights to Payment at any time evidenced by promissory notes, trade acceptances or other instruments and (ii) mark all Documents and Chattel Paper with such legends as Agent shall specify.

          (o)  INVENTORY.  Borrower shall:

               (i) at such times as Agent shall request, prepare and deliver to Agent periodic reports pertaining to the Inventory, in form and substance satisfactory to Agent;

               (ii) upon the request of Agent, take a physical listing of the Inventory and upon request of Agent promptly deliver a copy of such physical listing to Agent; and

               (iii) not store any Inventory with a bailee, warehouseman or similar Person or on Premises leased to Borrower, nor dispose of any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or similar basis, nor acquire any Inventory from any

Person on any such basis, without in each case giving Agent prior written notice thereof.

          (p) EQUIPMENT. Borrower shall, upon Agent's request, deliver to Agent a report of each item of Equipment, in form and substance satisfactory to Agent.

          (q)  INTELLECTUAL PROPERTY COLLATERAL.  Borrower shall:

               (i) not enter into any agreement (including any license or royalty agreement) pertaining to any Intellectual Property Collateral without in each case giving Agent prior notice thereof;

               (ii) not allow or suffer any Intellectual Property Collateral to become abandoned, nor any registration thereof to be terminated, forfeited, expired or dedicated to the public;

               (iii) promptly give Agent notice of any rights Borrower may obtain to any new patentable inventions, copyrightable works or other new Intellectual Property Collateral, prior to the filing of any application for registration thereof; and

               (iv) diligently prosecute all applications for patents, copyrights and trademarks, and file and prosecute any and all continuations, continuations-in-part, applications for reissue, applications for certificate of correction and like matters as shall be reasonable and appropriate in accordance with prudent business practice, and promptly and timely pay any and all maintenance, license, registration and other fees, taxes and expenses incurred in connection with any Intellectual Property Collateral.

          SECTION 6  COLLECTION OF RIGHTS TO PAYMENT.

          Agent or Agent's designee, at any time during the continuance of an Event of Default, may notify the Receivable Debtors and the account debtors that the Receivable Collateral and the Accounts have been assigned to Agent, on behalf of Lenders, that Agent has a security interest therein, and may collect payment of all Rights to Payment directly and charge all collection costs and expenses to the Obligations. Unless and until Agent does so or gives Borrower other written instructions, Borrower shall instruct the Receivable Debtors and account debtors to remit all payments of the Rights to Payment to post office boxes which have been established as lock boxes by Agent and Borrower. All checks and other payments received on the Rights to Payment by Agent shall be applied by Agent, in accordance with the provisions of Section 2.10 of the Credit Agreement, in reduction of the Obligations. The receipt of any check or other payment by Agent in respect of the Rights to Payment shall not be considered a payment on account of the Obligations until such check or other payment is honored when presented for payment by Agent and has been paid to Agent. If the NCB Loan Purchase Agreement is still in effect, Agent shall segregate and pay to NCB all funds and amounts received by Agent not constituting Collateral or as to which NCB has a first priority security interest. NCB shall have the right to demand an accounting from Agent of all funds and amounts not constituting collateral or as to which NCB has a first priority security interest, and Agent shall hold NCB harmless against the loss or misapplication of any such funds and amounts.

          SECTION 7  AUTHORIZATION; AGENT APPOINTED ATTORNEY-IN-FACT.

          Agent shall have the right to, in the name of Borrower, or in the name of Agent or otherwise, without notice to or assent by Borrower, and Borrower hereby constitutes and appoints Agent (and any of Agent's officers or employees or agents designated in writing by Agent) as Borrower's true and lawful attorney-in-fact, with full power and authority to:

          (i) sign any of the Financing Statements which must be executed or filed to perfect or continue perfected, maintain the priority of or provide notice of Agent's security interest in the Collateral;

          (ii) endorse any notes, acceptances, checks, drafts, money orders or other forms of payment or security which may come into the possession of Agent and collect any Proceeds of any Collateral;

          (iii) sign any invoice or bill of lading relating to any of the Collateral, on drafts against customers or other obligors, on notices of assignment, and on notices to customers or other obligors;

          (iv) notify the Postal Service authorities to change the address for delivery of mail addressed to Borrower to such address as Agent may designate (provided, that, Agent shall reasonably promptly return to Borrower all mail other than the Collateral in an orderly fashion) and, without limiting the generality of the foregoing, establish with any Person lockbox or similar arrangements for the payment of the Rights to Payment;

          (v)  receive, open and dispose of all mail addressed to Borrower;

          (vi) send requests for verification of Rights to Payment to the customers or other obligors of Borrower;

          (vii) contact all Receivable Debtors and other obligors on the Rights to Payment and instruct such Receivable Debtors and other obligors to make all payments directly to Agent;

          (viii) notify each Person maintaining lockbox or similar arrangements for the payment of the Rights to Payment to remit all amounts representing collections on the Rights to Payment directly to Agent;

          (ix) assert, adjust, sue for, compromise or release any claims under any policies of insurance;

          (x) enforce payment or any other rights in respect of the Rights to Payment and otherwise grant consents, agree to any amendments, modifications or waivers of the agreements and documents governing the Rights to Payment, file any claims, take any action or institute, defend, settle or adjust any actions, suits or proceedings with respect to the Collateral, as Agent may deem necessary or desirable to maintain, preserve and protect the Collateral, to collect the Collateral or to enforce the rights of Agent with respect to the Collateral;

          (xi) execute any and all applications, documents, papers and instruments necessary for Agent to use the Intellectual Property Collateral and grant or issue any exclusive or non-exclusive license or sublicense with respect to any Intellectual Property Collateral;

          (xii) execute any and all endorsements, assignments or other documents and instruments necessary to sell, lease, assign, convey or otherwise transfer title in or dispose of the Collateral; and

          (xiii) execute any and all such other documents and instruments, and do any and all acts and things for and on behalf of Borrower, which Agent may deem necessary or advisable to maintain, protect, realize upon and preserve the Collateral and Agent's security interest therein and to accomplish the purposes of this Agreement.

Agent agrees that, except upon and after the occurrence of an Event of Default, it shall not exercise the power of attorney, or any rights granted to Agent, pursuant to clauses (ii) through (xii). The foregoing power of attorney is coupled with an interest and irrevocable so long as Lenders have any Commitments or the Secured Obligations have not been indefeasibly paid and performed in full.

          SECTION 8  AGENT PERFORMANCE; AGENT'S DUTIES.

          (a) AGENT PERFORMANCE OF BORROWERS DUTIES. Agent may perform or pay any obligation which Borrower has agreed to perform or pay under or in connection with this Agreement, and Borrower shall reimburse Agent on demand for any amounts paid by Agent pursuant to this Section 8(a).

          (b) AGENT'S DUTIES. Notwithstanding any provision contained in this Agreement, Agent shall have no duty to exercise any of the rights, privileges or powers afforded to it and shall not be responsible to Borrower or any other Person for any failure to do so or delay in doing so. Beyond the exercise of reasonable care to assure the safe custody of Collateral in Agent's possession and the accounting for moneys actually received by Agent hereunder, Agent shall have no duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Collateral.

          SECTION 9  AGREEMENT FOR SECURITY PURPOSES.

          This Agreement is for security purposes only. Accordingly, Agent shall not, pursuant to this Agreement (except to the extent expressly provided herein), enforce Borrower's rights with respect to the Collateral, including the exercise of any rights granted under or in respect of the Receivable Collateral, until such time as an Event of Default shall have occurred, and until such time, subject to the terms of the Loan Documents, Borrower reserves the right to exercise all of its right, title and interest in, to and under the Collateral (including the Receivable Collateral).

          SECTION 10  REMEDIES.

          (a) REMEDIES. Upon the occurrence of any Event of Default, Agent shall have, in addition to all other rights and remedies granted to them in this Agreement, the Credit Agreement or any other Loan Document, all rights and remedies of a secured party under the UCC and other applicable laws. Without limiting the generality of the foregoing, Borrower agrees that:

               (i) Agent may peaceably and without notice enter the Premises on which any Collateral may be located and take possession of the Collateral and remove or dispose of all or part of the Collateral on any Premises or elsewhere, or, in the case of Equipment, render it nonfunctional, and Borrower shall not resist or interfere with such action.

               (ii) Agent may require Borrower to assemble all or any part of the Collateral and make it available to Agent, at any place and time designated by Agent.

               (iii) Agent may use or transfer any of Borrower's rights and interests in any Intellectual Property Collateral, by license, by sublicense (to the extent permitted by an applicable license) or otherwise, on such conditions and in such manner as Agent may determine.

               (iv) Agent may notify the account debtors under the Receivable Collateral and collect, pursuant to UCC Section 9502, any and all Rights to Payment.

               (v) Agent may withdraw (or cause to be withdrawn) any and all funds from Deposit Accounts; PROVIDED, HOWEVER, that (i) the Agent may not withdraw funds or amounts on deposit in any Deposit Account that do not constitute Collateral, and (ii) without the prior written consent of NCB, the Agent may not withdraw funds or amounts on deposit in any Deposit Account that is a Servicing Account or Separate Account (as each term is defined in the NCB Loan Purchase Agreement).

               (vi) Agent may secure the appointment of a receiver of the Collateral or any part thereof (to the extent and in the manner provided by applicable law).

               (vii) Agent may sell, resell, lease, use, assign, transfer or otherwise dispose of any or all of the Collateral in its then condition or following any commercially reasonable preparation or processing (utilizing in connection therewith any of Borrower's assets, without charge or liability to Agent therefor) at public or private sale, by one or more contracts, in one or more parcels, at the same or different times, for cash or credit, all as Agent deem advisable; PROVIDED, HOWEVER, that Borrower shall be credited with the net proceeds of sale only when such proceeds are finally collected by Agent. Borrower hereby agrees that the sending of notice by ordinary mail, postage prepaid, to the address of Borrower set forth in the Credit Agreement, of the place and time of any public sale or of the time after which any private sale or other intended disposition is to be made, shall be deemed reasonable notice thereof if such notice is sent ten days prior to the date of such sale or other disposition or the date on or after which such sale or other disposition may occur, PROVIDED that Agent may provide Borrower shorter notice or no notice, to the extent permitted by the UCC or other applicable law.

          (b) LICENSE. For the purpose of enabling Agent to exercise its rights and remedies under this Section 10 or otherwise in connection with this Agreement, Borrower hereby grants to Agent an irrevocable, non-exclusive and assignable license (exercisable without payment or royalty or other compensation to Borrower) to use, license or sublicense any Intellectual Property Collateral.

          (c) EFFECTS OF SECURITIES ACT COMPLIANCE. Borrower hereby acknowledges that the sale by Agent of any Collateral (or any portion thereof) pursuant to the terms hereof in compliance with the Securities Act of 1933, or any similar statute hereafter adopted with similar purpose of effect (the "Securities Act"), as well as applicable "Blue Sky" or other state securities laws may require limitations as to the manner in which Agent or any subsequent transferee of the Collateral (or any portion thereof) may offer or dispose thereof. Borrower further acknowledges and agrees that to protect Agent's interest it may be necessary to sell Collateral (or any portion thereof) that constitutes a "security" under such statute at a price less than the maximum price attainable if a sale were delayed in order to be made in a public offering under the Securities Act. Borrower has no objection to any sale of any such Collateral in such a manner that avoids the filing of a registration statement with any Governmental Authority (if and to the extent such sale is otherwise commercially reasonable) and agrees that Agent shall have no obligation to file a registration statement as aforesaid in order to obtain the maximum possible price for the Collateral (or any portion thereof). Without limiting the generality of the foregoing, Borrower agrees that, upon the occurrence and during the continuation of an Event of Default, Agent may, subject to applicable law, from time to time attempt to sell all or any part of the Collateral (or any portion thereof) the sale of which is or may be subject to any federal or state securities law by a private placement, restricting the bidders and prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution and are qualified for any applicable private placement exemptions under the Securities Act and Blue Sky laws. In doing so, Agent may solicit offers to buy the Collateral (or any portion thereof) subject to such sale or any part thereof, from a limited number of investors deemed by Agent, in its sole discretion, to be institutional investors or other responsible parties who might be interested in purchasing the Collateral (or any portion thereof). If Agent shall solicit such offers, then the acceptance by Agent of one of the offers shall be conclusively deemed to be a commercially reasonable method of disposition of such Collateral.

          (d) APPLICATION OF PROCEEDS. The cash proceeds actually received from the sale or other disposition or collection of Collateral, and any other amounts received in respect of the Collateral the application of which is not otherwise provided for herein, shall be applied as provided in Section 6.02(d)(ii) of the Credit Agreement. Any surplus thereof which exists after payment and performance in full of the Secured Obligations shall be promptly paid over to Borrower or otherwise disposed of in accordance with the UCC or other applicable law. Borrower shall remain liable to Agent and Lenders for any deficiency which exists after any sale or other disposition or collection of Collateral.

          SECTION 11  CERTAIN WAIVERS.

          Borrower waives any right to require Agent or Lenders (i) to proceed against any Person; (ii) to exhaust any other collateral or security for any of the Secured Obligations; (iii) to pursue any remedy in Agent's or any of Lenders' power; or (iv) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Collateral.

          SECTION 12  NOTICES.

          All notices or other communications hereunder shall be given in the manner and to the addresses specified in the Credit Agreement. All such notices and other communications shall be effective if delivered by hand, when delivered; if sent by mail, upon the earlier of the date of receipt or five Business Days after deposit in the mail, first class, postage prepaid; if sent by telex, upon receipt by the sender of an appropriate answerback; and if sent by facsimile transmission, when sent.

          SECTION 13  NO WAIVER; CUMULATIVE REMEDIES.

          No failure on the part of Agent or any Lender to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to Agent or any Lender.

          SECTION 14  COSTS AND EXPENSES; INDEMNIFICATION; OTHER CHARGES.

          (a)  COSTS AND EXPENSES.  Borrower agrees to pay on demand:

               (i) the reasonable out-of-pocket costs and expenses of Agent and any of its Affiliates, and the reasonable fees and disbursements of counsel to Agent (including allocated costs of internal counsel), in connection with the negotiation, preparation, execution, delivery and administration of this Agreement, and any amendments, modifications or waivers of the terms thereof, and the custody of the Collateral;

               (ii) all title, appraisal (including the allocated costs of internal appraisal services), survey, audit, consulting, search, recording, filing and similar fees, costs and expenses incurred or sustained by Agent or any of its Affiliates in connection with this Agreement or the Collateral, including any costs, fees and expenses in respect of the report referred to in
Section 7.01(c)(ii) of the Credit Agreement and the inspections or audits contemplated by Section 9.03(e) of the Credit Agreement; and

               (iii) all costs and expenses of Agent, its Affiliates and Lenders, and the fees and disbursements of counsel (including the allocated costs of internal counsel), in connection with the enforcement or attempted enforcement of, and preservation of any rights or interests under, this Agreement, any out-of-court workout or other refinancing or restructuring or in any bankruptcy case, and the protection, sale or collection of, or other realization upon, any of the Collateral, including all expenses of taking, collecting, holding, sorting, handling, preparing for sale, selling, or the like, and other such expenses of sales and collections of Collateral, and any and all losses, costs and expenses sustained by Agent and any Lender as a result of any failure by Borrower to perform or observe its obligations contained herein.

          (b) INDEMNIFICATION. Borrower hereby agrees to indemnify Agent and each Lender, any of its Affiliates, and their respective directors, officers, employees, agents, counsel and other advisors (each an "Indemnified Person") against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person (including allocated costs of internal counsel), which may be imposed on, incurred by, or asserted against any Indemnified Person, in any way relating to or arising out of this Agreement or the transactions contemplated hereby or any action taken or omitted to be taken by it hereunder (the "Indemnified Liabilities"); PROVIDED that Borrower shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

          (c) OTHER CHARGES. Borrower agrees to indemnify Agent and each of Lenders against and hold each of them harmless from any and all present and future stamp, transfer, documentary and other such taxes, levies, fees, assessments and other charges made by any jurisdiction by reason of the execution, delivery, performance and enforcement of this Agreement.

          (d)  INTEREST.  Any amounts payable to Agent or any Lender under this
Section 14 or otherwise under this Agreement if not paid upon demand shall bear interest beginning on the date ten days from the date of such demand until paid in full, at the rate of interest set forth in Section 3.02 of the Credit Agreement.

          SECTION 15  BINDING EFFECT.

          This Agreement shall be binding upon, inure to the benefit of and be enforceable by Borrower, Agent and each Lender and their respective successors and assigns; PROVIDED, HOWEVER, Borrower shall not assign this Agreement, nor delegate any of its duties hereunder, without the prior written consent of Agent and any such prohibited assignment shall be absolutely void; PROVIDED, FURTHER, Agent may assign this Agreement at any time in accordance with the terms of the Credit Agreement.

          SECTION 16  GOVERNING LAW.

          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND TO THE EXTENT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS HEREUNDER, OR THE REMEDIES HEREUNDER, IN RESPECT OF ANY COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN CALIFORNIA.

          SECTION 17  ENTIRE AGREEMENT; AMENDMENT.

          This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall not be amended except by the written agreement of the parties as provided in the Credit Agreement.

          SECTION 18  SEVERABILITY.

          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

          SECTION 19  COUNTERPARTS.

          This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

          SECTION 20  INCORPORATION OF PROVISIONS OF THE CREDIT AGREEMENT.

          To the extent the Credit Agreement contains provisions of general applicability to the Loan Documents, including any such provisions contained in
Article XI thereof, such provisions are incorporated herein by this reference.

          SECTION 21  NO INCONSISTENT REQUIREMENTS.

          Borrower acknowledges that this Agreement and the other Loan Documents may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms.

          SECTION 22  TERMINATION.

          Upon the termination of the Commitments of Lenders and indefeasible payment and performance in full of all Secured Obligations, this Agreement shall terminate and Agent shall promptly execute and deliver to Borrower such documents and instruments reasonably requested by Borrower as shall be necessary to evidence termination of all security interests given by Borrower to Agent hereunder; PROVIDED, HOWEVER, that the obligations of Borrower under Section 14 shall survive such termination.

          SECTION 23 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Secured Obligations by Borrower or any guarantor of the Secured Obligations or the transfer by either or both of such parties to Agent for the ratable benefit of Lenders of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Lenders are required to repay or restore, in whole or in part, any such Voidable Transfer, or elect to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lenders are required or elect to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Agent related thereto, the liability of Borrower or such guarantor, and the security interest granted herein, automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

                              BORROWER

                              GROCERS CAPITAL COMPANY


                              By
                                -------------------------------------------
                                Title:
                                      -------------------------------------

                              AGENT

                              NATIONAL CONSUMER COOPERATIVE BANK


                              By
                                -------------------------------------------
                                Title:
                                      -------------------------------------

                                   SCHEDULE 1
                            to the Security Agreement


1.   LOCATION OF CHIEF EXECUTIVE OFFICE AND OTHER LOCATIONS, INCLUDING OF
     COLLATERAL

     a.   Chief Executive Office:

          2601 South Eastern Avenue
          Los Angeles, California 90040


     b. Other locations where Borrower conducts business or Collateral is kept:

          At the office of Agent or a Person designated by Agent pursuant to
          Section 3(b).



2.   LOCATIONS OF BOOKS PERTAINING TO RIGHTS TO PAYMENT

          2601 South Eastern Avenue
          Los Angeles, California 90040

          Note: Books relating to the Rights to Payment are also maintained by Certified at the above address.



3.   TRADE NAMES AND TRADE STYLES OTHER CORPORATE, TRADE OR, FICTITIOUS NAMES;
     ETC.

          None.



4.   INVENTORY STORED WITH WAREHOUSEMEN OR ON LEASED PREMISES, ETC.

          None.

5.   PATENTS, COPYRIGHTS, TRADEMARKS, ETC.

          None.



6.   LEASED EQUIPMENT

          None.



7.   DEPOSIT ACCOUNTS


          Account No. 700424561 at
          Union Bank's branch located at
          445 South Figueroa Street
          Los Angeles, California 90071

















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